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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Triumph Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Triumph Group, Inc. 899 Cassatt Road Suite 210 Berwyn, Pennsylvania 19312 (610) 251-1000 Notice of Annual Meeting of Stockholders To Be Held on July 21, 2016

To the holders of shares of our common stock:

        NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Triumph Group, Inc. ("Triumph" or the "Company") will be held at 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312, on Thursday, July 21, 2016, beginning at 9:00 a.m., local time, for the following purposes:

  1.
  To elect ten nominees for director for the coming year;

  2.
  To approve, by advisory vote, the compensation paid to our named executive officers for fiscal year 2016;

  3.
  To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017; and

  4.
  To transact any other business as may properly come before the meeting or any postponements or adjournments.

        Management currently knows of no other business to be presented at the meeting. If any other matters come before the meeting, the persons named in the accompanying proxy will vote with their judgment on those matters.

        On June 10, 2016, we began mailing to certain stockholders a Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders (the "Annual Meeting") to be held on July 21, 2016 (the "Notice") containing instructions on how to access this proxy statement and our annual report and how to vote online. By furnishing the Notice instead of a printed copy of the proxy materials, we are lowering printing and mailing costs and reducing the environmental impact of the Annual Meeting. If you received the Notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the Notice.

        Only stockholders of record at the close of business on May 23, 2016 are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof. All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder of record at the close of business on May 23, 2016 attending the Annual Meeting may vote in person even if such stockholder previously signed and returned a proxy. If you do attend the Annual Meeting, you may then withdraw your proxy and vote your shares in person. In any event, you may revoke your proxy prior to its exercise.

By order of the Board of Directors,
John B. Wright, II Secretary

June 10, 2016
Berwyn, Pennsylvania

        Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote in person at the Annual Meeting, by telephone or Internet (instructions are on your proxy card, voter instruction form or the Notice, as applicable) or, if you received your materials by mail, by completing, signing and mailing the enclosed proxy card in the enclosed envelope.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2016
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 21, 2016.

        Triumph Group, Inc.'s proxy statement for the 2016 Annual Meeting of Stockholders, the Annual Report on Form 10-K for the fiscal year ended March 31, 2016 and the 2016 Annual Report to Stockholders are available via the Internet at www.proxyvote.com.

i

Triumph Group, Inc. 899 Cassatt Road Suite 210 Berwyn, Pennsylvania 19312 (610) 251-1000 Proxy Statement For Annual Meeting of Stockholders To be held on July 21, 2016

GENERAL INFORMATION

        Triumph Group, Inc. ("Triumph" or the "Company") first made these materials available to stockholders on or about June 10, 2016 on the Internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies by the Board of Directors of the Company for use at our annual meeting of stockholders on Thursday, July 21, 2016 (the "Annual Meeting"), to be held at 9:00 a.m., local time, at 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting.

        In accordance with rules adopted by the Securities and Exchange Commission ("SEC"), we may furnish proxy materials, including this proxy statement and our 2016 Annual Report to Stockholders, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting (the "Notice"), which was mailed to most of our stockholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. You may request printed copies up until one year after the date of the Annual Meeting.

        The Notice provides you with instructions on how to view our proxy materials for the Annual Meeting on the Internet. The website on which you will be able to view our proxy materials will also allow you to choose to receive future proxy materials electronically, which will save the Company the cost of printing and mailing documents to you. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.

        Sending a signed proxy will not affect your right to attend the Annual Meeting and vote in person because the proxy is revocable. You have the power to revoke your proxy by, among other methods, giving written notice to the Secretary of the Company at any time before your proxy is exercised or by attending the Annual Meeting and voting in person. Directions to the Annual Meeting can be found on our website at http://triumphgroup.com/contact-us/solutions.

        In the absence of contrary instructions, your shares included on the Notice or the proxy card, as the case may be, will be voted:

  "FOR" the ten nominees for director stated thereon;

  "FOR" the approval, by advisory vote, of the compensation paid to our named executive officers for fiscal year 2016; and

  "FOR" the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017.

        We will pay for this proxy solicitation. Our officers and other regular employees may solicit proxies by mail, in person or by telephone or electronic communication. These officers and other regular employees will not receive additional compensation. We are required to pay, upon request, the reasonable expenses incurred by record holders of common stock who are brokers, dealers, banks, voting trustees or other nominees for mailing proxy material and annual stockholder reports to any beneficial owners of common stock they hold of record.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 21, 2016.

        Triumph Group Inc.'s proxy statement for the 2016 Annual Meeting of Stockholders, the Annual Report on Form 10-K for the fiscal year ended March 31, 2016, and the 2016 Annual Report to Stockholders are available via the Internet at www.proxyvote.com.

 VOTE REQUIRED FOR APPROVAL

General

        Holders of record of our common stock as of the close of business on May 23, 2016, the record date, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments. Holders of shares of common stock are entitled to vote on all matters brought before the Annual Meeting.

        As of the record date, there were 49,521,405 shares of common stock outstanding and entitled to vote on the election of directors and all other matters. Holders of common stock will vote on all matters as a class. Each outstanding share of common stock entitles the holder to one vote. All votes will be counted by Computershare as transfer agent.

        The presence in person or by proxy of the holders of a majority of the outstanding common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for the purpose of determining whether a quorum is present at the Annual Meeting.

Proposal No. 1—Election of Directors

        In an uncontested election (which is the case for the election of directors at the Annual Meeting), directors will be elected by a majority of the votes cast by holders of common stock present in person or represented by proxy. A majority of the votes cast means that the number of votes cast "for" a director nominee must exceed the number of votes cast "against" that nominee. Abstentions and broker non-votes are not considered votes cast on this proposal and, therefore, will have no effect on the results of the vote on this proposal. Our Amended and Restated By-Laws (the "By-Laws") contain detailed procedures to be followed in the event that one or more directors do not receive a majority of the votes cast at the Annual Meeting.

Proposal No. 2—Approval, by Advisory Vote, of Compensation Paid to our Named Executive Officers for Fiscal Year 2016

        Approval, by advisory vote, of the compensation paid to our named executive officers for fiscal year 2016 will require the favorable vote of a majority of the stock having voting power present in person or represented by proxy. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as a negative vote. Broker non-votes will have no effect on the results of the vote on this proposal. The vote on this proposal is advisory in nature and therefore not binding on the Company. However, our Board and the Compensation and Management Development Committee (the "Compensation Committee) will consider the outcome of this vote in its future deliberations regarding executive compensation.

Proposal No. 3—Ratification of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending March 31, 2017

        Ratification of the audit committee's selection of our independent registered public accounting firm will require the favorable vote of a majority of the stock having voting power present in person or represented by proxy. Abstentions are counted toward the tabulation of votes on this proposal and will have the same effect as a negative vote. The ratification of the selection of our independent registered public accounting firm is considered a routine matter. Therefore, no broker non-votes are expected with respect to this proposal.

PROPOSALS TO STOCKHOLDERS

Proposal No. 1—Election of Directors

        The Board of Directors of the Company (the "Board" or the "Board of Directors") currently consists of eleven directors: Paul Bourgon, Daniel J. Crowley, John G. Drosdick, Ralph E. Eberhart, Richard C. Gozon, Dawne S. Hickton, Richard C. Ill, William L. Mansfield, Adam J. Palmer, Joseph M. Silvestri and George Simpson. At the Annual Meeting, ten of the directors are submitted as nominees for election by the stockholders for a term ending at the next annual meeting of stockholders and when each such director's successor is duly elected and qualified. Directors will be elected by a majority of the votes cast by holders of common stock. George Simpson is not standing for reelection. Effective as of the Annual Meeting, the size of the Board will be decreased to ten.

        The table below lists the name of each person nominated by the Board to serve as a director for the coming year. All of the nominees are currently members of our Board with terms expiring at the Annual Meeting. Each nominee has consented to be named as a nominee and, to our knowledge, is willing to serve as a director, if elected. Should any of the nominees not remain a nominee at the end of the Annual Meeting (a situation which is not anticipated), solicited proxies will be voted in favor of those who remain as nominees and may be voted for substitute nominees. Unless contrary instructions are given on the proxy, the shares represented by a properly executed proxy will be voted "FOR" the election of Paul Bourgon, Daniel J. Crowley, John G. Drosdick, Ralph E. Eberhart, Richard C. Gozon, Dawne S. Hickton, Richard C. Ill, William L. Mansfield, Adam J. Palmer and Joseph M. Silvestri. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Nominees	Age	Year First Elected a Director
Paul Bourgon	59	2008
Daniel J. Crowley	53	2016
John G. Drosdick	72	2012
Ralph E. Eberhart	69	2010
Richard C. Gozon	77	1993
Dawne S. Hickton	58	2015
Richard C. Ill	73	1993
William L. Mansfield	68	2012
Adam J. Palmer	43	2010
Joseph M. Silvestri	54	2008

        The principal occupations of each nominee and the experience, qualifications, attributes or skills that led to the conclusion that such nominee should serve as a director for the coming year are as follows:

        Paul Bourgon has been a Director of Triumph since October 2008. Mr. Bourgon has served as General Manager—Global Sales and Engineering for SKF Aeroengine since 2006. SKF Group supplies products, solutions and services within rolling bearings, seals, mechatronics, services and lubrication systems and SKF Aeroengine, a division of SKF Group, focuses on providing services in bearing repair and overhaul. Prior to joining SKF Aeroengine, Mr. Bourgon served as Vice President—Marketing of Heroux-Devtex Inc., a company which then supplied the commercial and military sectors with landing gear, airframe structural components, including kits, and aircraft engine components. Mr. Bourgon also serves on the board of directors of Venture Aerobearing LLC. Mr. Bourgon's current experience as a president of a significant aerospace business and his past experience within the aerospace industry enable him to serve as an additional point of reference on trends and developments affecting Triumph's business and its customers, suppliers and competitors. In addition, his background as a Chartered Accountant, member of the Canadian Institute of Chartered Accountants since 1983, articling with Coopers & Lybrand in Montreal in the Auditing and Taxes departments, as well as his ongoing responsibility for the financial statements of the business he manages, enables him to lend additional financial expertise to the deliberations of the Board.

        Daniel J. Crowley has been a Director of Triumph since January 2016. Mr. Crowley has served Triumph's President and Chief Executive Officer since January 4, 2016. Mr. Crowley served as President of Integrated Defense Systems at Raytheon Company from 2013 until 2015, and as President of Network Centric Systems at Raytheon Company from 2010 until 2013. Prior to joining Raytheon Company, Mr. Crowley served as Chief Operating Officer of Lockheed Martin Aeronautics after holding a series of increasingly responsible assignments across its space, electronics, and aeronautics sectors. Mr. Crowley brings to the Board 32 years of industry experience during which he has held key leadership roles in the development, production and deployment of some of the largest and most complex aerospace and defense products. He also provides the Board with detailed information about Triumph's businesses and communicates management's perspective on important matters to the Board.

        John G. Drosdick has been a Director of Triumph since 2012. Mr. Drosdick served as Chairman, President, Chief Executive Officer of Sunoco, Inc. from June 2000 through August 2008, and as the Chairman of Sunoco Partners, LLC, a subsidiary of Sunoco, Inc. and the general partner of Sunoco Logistics Partners, L.P., a publicly traded master limited partnership, from February 2002 through December 2008. Mr. Drosdick also serves as a director of United States Steel Corporation and PNC Funds. Mr. Drosdick' s long experience as the chief executive officer of a major public company with multiple operations provides the Board with a source of significant expertise in managing complex business operations, and his service on other boards provides the Board with another source of information on best practices in corporate governance.

        Ralph E. Eberhart has been a Director of Triumph since June 2010 and its non-executive Chairman since April 2015. Gen. Eberhart served as Commander of the North American Aerospace Defense Command (NORAD) and U.S. Northern Command from October 2002 to January 2005. Since January 2005, he has also been the Chairman and President of the Armed Forces Benefit Association. Gen. Eberhart's active military career spanned 36 years. He is also a member of the board of directors of Rockwell Collins, Inc., Jacobs Engineering Group, Inc. and VSE Corporation and is a director of several private companies. Gen. Eberhart joined the Board as part of an arrangement in connection with the Company's acquisition (the "Vought Acquisition") of Vought Aircraft Industries, Inc. ("Vought") in 2010. Given the significant share of Triumph's business focused on serving the militaries of the United States and other countries, Gen. Eberhart provides the Board with valuable insight into military operations that enables the Company to better serve its military customers. The Company also benefits from his experience as a director of other aerospace and defense companies. Moreover, his senior leadership experience enables him to provide management with valuable advice on governance and management issues.

        Richard C. Gozon has been a Director of Triumph since 1993. He is currently a member of the Board of Directors of Thomas Jefferson University and served as Interim President of Thomas Jefferson University from July 2012 to September 2013. Prior to retiring in 2002, Mr. Gozon served as Executive Vice President of Weyerhaeuser Company ("Weyerhaeuser"), a position which he held for more than five years. Weyerhaeuser is an international forest products company. He was responsible for Weyerhaeuser's Pulp, Paper, Containerboard Packaging, Newsprint, Recycling and Ocean Transportation businesses. He also served as Chairman of Norpac, a joint venture between Weyerhaeuser and Nippon Paper Industries, and was Chairman and director of AmerisourceBergen Corporation. Mr. Gozon's service on Triumph's Board since the Company's inception as a separate company provides him with a deep familiarity with the Company's business and industry. His own extensive experience as a senior executive in public companies has included broad management responsibility, including supervisory responsibility for the preparation of complex public company financial statements. These management experiences enable Mr. Gozon to contribute substantially to the oversight of all aspects of Triumph's operations, including service as the Company's lead independent director until April 2015. The Company also benefits from Mr. Gozon's insights drawn from his long experience as a director of several other public companies.

        Dawne S. Hickton has been a Director of Triumph since 2015. Ms. Hickton is the former Vice Chair, President and Chief Executive Officer of RTI International Metals, Inc., a New York Stock Exchange listed vertically integrated global supplier of advanced titanium and specialty metals products that meet the requirements of technologically sophisticated applications in commercial aerospace, defense, propulsion, medical device, energy and other markets. Ms. Hickton served as CEO from April 2007 until July 2015, when RTI was acquired by Alcoa Inc. ("Alcoa"), and served as a member of RTI's Board of Directors from 2007 until the acquisition by Alcoa. Ms. Hickton is currently doing consulting work for Alcoa. Prior to becoming RTI's CEO, she was Senior Vice President Administration and Principal Financial Officer. Ms. Hickton has over 30 years of diversified metals experience, including more than 15 years in the titanium industry spanning several business cycles. Ms. Hickton serves on the board of the Federal Reserve Bank of Cleveland and as a director of Jacobs Engineering Group, Inc. She is President of the International Titanium Association and a member of the Board of Governors for the Aerospace Industries Association. Ms. Hickton was recently appointed to the Board of Directors of Norsk Titanium AS, a supplier of aerospace-grade, additive manufactured, structural titanium components. In addition, she is a member of the University of Pittsburgh's Board of Trustees, serving on the student affairs and property and facilities committees. She is also a member of the Board of Directors of the Smithsonian National Air and Space Museum, and serves on the board of the Wings Club. The Board believes that Ms. Hickton's substantial experience as the CEO of a public company with extensive and diversified manufacturing operations and broad exposure to the aerospace markets contributes significantly to the Board's deliberations on issues of corporate development, leadership and governance.

        Richard C. Ill has been a Director of Triumph since 1993 and since January 4, 2016 has advised Triumph as a consultant. He was President and Chief Executive Officer of the Company from April 2015 until January 4, 2016, after having served as executive Chairman beginning in July 2012. Previously, Mr. Ill had served as Triumph's Chief Executive Officer, first as President beginning in 1993, and then as Chairman beginning in 2009. Mr. Ill is a director of P.H. Glatfelter Company and Mohawk Industries and Chairman of the Board of Baker Industries. Mr. Ill led the management buyout pursuant to which Triumph was founded in 1993. As former President and Chief Executive Officer and the founder of the Company, Mr. Ill provides the Board with detailed knowledge of Triumph's businesses and its industry, challenges and opportunities. His experience in serving on the boards of other public companies provides additional insights that are valuable in the management and oversight of Triumph's business.

        William L. Mansfield has been a Director of Triumph since 2012. Mr. Mansfield served as the Chairman of the Board of The Valspar Corporation from August 2007 through June 2012 and served as that company's Chief Executive Officer from February 2005 to June 2011 and as its President from February 2005 through February 2008. Mr. Mansfield also serves as a director of Bemis Company, Inc. and as Non-Executive Chairman of the Board of Axiall Corporation. Mr. Mansfield brings to the Board deep management experience as a former chief executive officer of a significant, publicly-traded manufacturing business with diverse operations spread across the globe as well as a track record of enhancing growth through acquisition. Likewise, his continuing service as a director of other public companies is a source of additional insight into developments in corporate management and governance.

        Adam J. Palmer has been a Director of Triumph since June 2010. Mr. Palmer is currently a Managing Director and Head of the Global Aerospace, Defense and Services Group at The Carlyle Group ("Carlyle"), a global alternative asset management firm. Prior to joining Carlyle in 1996, Mr. Palmer was with Lehman Brothers focusing on mergers, acquisitions and financings for aerospace, defense and information services companies. Mr. Palmer also currently serves on the boards of directors of Sequa Corporation, Wesco Aircraft Holdings, Inc., Global Jet Capital, LLC, Dynamic Precision Group, Inc. and Novetta. Mr. Palmer served as a member of Vought's board of directors from 2000 until the Vought Acquisition and led the negotiations on behalf of Carlyle that culminated in Triumph's acquisition of Vought from equity funds affiliated with Carlyle. Mr. Palmer was a director of Landmark U.S. Holdings, LLC from October, 2012 until February 2016. Mr. Palmer joined the Board as part of an arrangement in connection with the Vought Acquisition. The Board benefits from Mr. Palmer's deep familiarity with Vought's business acquired through his years of involvement in developing its business as a Carlyle investment. The Board also benefits from Mr. Palmer's knowledge and understanding of the aerospace and defense industry, acquired through his years of active involvement as an investor, as well as his understanding of management issues derived from his participation on corporate boards.

        Joseph M. Silvestri has been a Director of Triumph since October 2008 and previously served as a Director of Triumph from 1995 to 2005. Mr. Silvestri is currently a Managing Partner of Court Square Capital Partners, an independent private equity firm, and has been employed by Court Square Capital Partners and its predecessors since 1990. Mr. Silvestri also serves on the board of directors of numerous private companies. Through his two periods of service on the Board, Mr. Silvestri has acquired a deep understanding of Triumph's background and development. He also lends to the Board's deliberations the benefit of his own knowledge and understanding of the operation of the capital markets, financial matters and mergers and acquisitions generally gained through his years of participation in private equity investments. In addition, as an experienced private equity investor, he is able to share with the Board insights on corporate management and best practices derived from his experience with the many portfolio companies with which he has been associated.

        The Board recommends that stockholders vote "FOR" each of the nominees. The nominees receiving a majority of the votes cast in favor of their election will be elected as directors.

Proposal No. 2—Advisory Vote on Compensation Paid to Named Executive Officers for Fiscal Year 2016

        The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") added Section 14A to the Exchange Act, which requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation paid to our named executive officers for fiscal year 2016 as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

        We seek to closely align the interests of our named executive officers with the interests of our stockholders. Our executive compensation programs are intended to achieve several business objectives, including: (i) recruiting and retaining our executives with the talent required to successfully manage our business; (ii) motivating our executives to achieve our business objectives; (iii) instilling in our executives a long-term commitment to the Company's success by providing elements of compensation that align the executives' interests with those of our stockholders; (iv) providing compensation that recognizes individual contributions as well as overall business results; and (v) avoiding or minimizing the risks of incentivizing management behavior that is inconsistent with the interests of our stockholders. Our Compensation Discussion and Analysis, which begins on page 18 of this proxy statement, describes in detail the components of our executive compensation program, the process by which our Board of Directors makes executive compensation decisions, and the compensation paid to our named executive officers for fiscal year 2016. Highlights of our executive compensation program include the following:

  •
  We set initial base salaries for executive officers by evaluating the responsibilities of the position and each individual's experience and, as part of such evaluation, considering the competitive marketplace for executives and peer group salaries for similar positions.

  •
  We provide significant incentive opportunities for our executive officers, so that our executive officers have the potential for above average compensation, but only if certain Company-based performance objectives are met or exceeded.

  •
  We design our performance-based equity awards such that:

  (i)
  They align management's interest with that of our stockholders;

  (ii)
  They induce management to remain with the Company through vesting requirements over several years; and

  (iii)
  They promote the achievement of the Company's short- and long-term targeted business objectives.

  •
  We provide certain executive officers with additional benefits, or perquisites, that we believe are reasonable, competitive, and consistent with our overall executive compensation program and allow our executive officers to work more efficiently.

        The vote on this proposal is advisory, which means that the approval of the compensation paid to our named executive officers is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers for fiscal year 2016, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a significant vote against the compensation paid to our named executive officers as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders' concerns.

        The favorable vote of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting is required to approve Proposal 2. Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

    RESOLVED, that the compensation paid to the Company's named executive officers for fiscal year 2016, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED, on a non-binding, advisory basis.

        The Board recommends that stockholders vote "FOR" the approval of the compensation paid to our named executive officers, as disclosed in this proxy statement.

 Proposal No. 3—Ratification of Selection of Registered Public Accounting Firm

        The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017, and the stockholders are asked to ratify this selection. Ernst & Young LLP has served as our independent registered public accounting firm since 1993. All audit and non-audit services provided by Ernst & Young LLP are approved by the Audit Committee. Ernst & Young LLP has advised us that it has no direct or material indirect interest in us or our affiliates. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The favorable vote of a majority of the stock having voting power present in person or represented by proxy is required to approve the ratification of the selection of independent registered public accounting firm.

Fees to Independent Registered Public Accounting Firm for Fiscal Years 2016 and 2015

Audit Fees

        Ernst & Young LLP's fees associated with the annual audit of financial statements, the audit of internal control of financial reporting, the reviews of Triumph's quarterly reports on Form 10-Q, statutory audits, assistance with and review of documents filed with the SEC, issuance of consents, issuance of comfort letters, and accounting consultations for the fiscal years ended March 31, 2016 and March 31, 2015 were $3.7 million in each year.

Audit-Related Fees

        Ernst & Young LLP's fees for the fiscal years ended March 31, 2016 and March 31, 2015 for assurance and related services that were reasonably related to the performance of the audits of our financial statements were $0.1 million and $0.5 million, respectively. For the fiscal year ended March 31, 2016 and March 31, 2015, respectively, these audit-related services were primarily related to due diligence services and the defined benefit plan audits.

Tax Fees

        Ernst & Young LLP's fees for the fiscal years ended March 31, 2016 and March 31, 2015 for tax compliance, tax advice and tax planning were $0.1 million and $0.2 million, respectively. These services consisted primarily of review of the Company's U.S. Federal income tax return Form 1120 and consultation regarding transfer pricing.

All Other Fees

        Ernst & Young LLP did not perform any material professional services other than those described above in the fiscal years ended March 31, 2016 and March 31, 2015.

Audit Committee Pre-Approval Policy

        The Audit Committee pre-approved the engagement of Ernst & Young LLP to render all of the audit and the permitted non-audit services described above. The Audit Committee has determined that Ernst & Young LLP's rendering of all other non-audit services is compatible with maintaining auditor independence. The Audit Committee has delegated to its chair or, if he is unavailable, any other member of the Audit Committee, the right to pre- approve all audit services, between regularly scheduled meetings, subject to presentation to the full Audit Committee at its next meeting.

        The Board recommends that stockholders vote "FOR" the ratification of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending March 31, 2017.

OTHER MATTERS

        The Board knows of no matter, other than as referred to in this proxy statement that will be presented at the Annual Meeting. However, if other matters properly come before the Annual Meeting, or any of its adjournments, the person or persons voting the proxies will vote them with their judgment in those matters.

GOVERNANCE OF TRIUMPH

        Pursuant to the Delaware General Corporation Law and our By-Laws, our business is managed under the direction of our Board. Members of the Board are kept informed of our business through reports from and discussions with our President and Chief Executive Officer and other officers, through a yearly meeting with our executive officers and senior management from our operating locations, by reviewing materials provided to them and by participating in meetings of the Board and its committees. In addition, to promote open discussion among our non-management directors, those directors meet in regularly scheduled executive sessions without management participation. These sessions are presided over by our Chairman, who is one of our independent directors.

Corporate Governance Guidelines

        We have adopted Corporate Governance Guidelines which are posted on our website at www.triumphgroup.com and are available in print to any stockholder upon request.

Code of Business Conduct

        Our Board adopted a Code of Business Conduct in February 2004, which applies to each of our employees, officers and directors, including, but not limited to, our Chief Executive Officer, Chief Financial Officer and Controller (principal accounting officer). The Code of Business Conduct is reviewed at least annually by the Board's Nominating and Corporate Governance Committee and amended as the Board deems appropriate upon the recommendation of the Nominating and Corporate Governance Committee. A copy of the Code of Business Conduct is posted on our website at www.triumphgroup.com under "Investor Relations—Corporate Governance" and is available in print to any stockholder upon request.

Anti-Hedging Policy

        We believe that the issuance of incentive and compensatory equity awards to our officers and directors, including non-employee directors, along with our stock ownership guidelines, help to align the interests of such officers and directors with our stockholders. As part of our insider trading policy, we prohibit any officers and directors from engaging in hedging activities with respect to any owned shares or outstanding equity awards. Such policy also discourages pledges of any Company stock by officers and directors, and requires Company notice and approval. None of our officers and directors pledged any shares of Company stock during fiscal year 2016.

Board of Directors

        The Board currently consists of eleven directors: Paul Bourgon, Daniel J. Crowley, John G. Drosdick, Ralph E. Eberhart, Richard C. Gozon, Dawne S. Hickton, Richard C. Ill, William L. Mansfield, Adam J. Palmer, Joseph M. Silvestri and George Simpson. George Simpson is not standing for reelection.

Director Independence

        The Board has determined that Messrs. Bourgon, Drosdick, Eberhart and Gozon, Ms. Hickton, and Messrs. Mansfield, Palmer, Silvestri and Simpson are all independent as independence is defined in the listing standards of the New York Stock Exchange and in our Independence Standards for Directors, which are posted on our website at www.triumphgroup.com under "Investor Relations—Corporate Governance."

Meetings and Committees of the Board of Directors

        The Board held seven meetings during our fiscal year ended March 31, 2016 and also acted by unanimous consent in writing. Each of our directors attended at least 75% of the meetings of the Board and committees of the Board of which he or she was a member during the fiscal year ended March 31, 2016. We encourage all of our directors to attend the Annual Meeting. For the Annual Meeting, we expect all of our directors standing for reelection to attend. Last year, all of the directors attended the annual meeting of stockholders.

        In April 2015, the Board determined that the leadership structure of the Board should be changed, naming Gen. Eberhart as Chairman when Mr. Ill stepped down from that position to become President and Chief Executive Officer. As a non-executive Chairman and an independent director, Gen. Eberhart chairs the meetings of the Board, generally attends meetings of the Board's committees (without a vote) and provides leadership of the independent directors. Our Chairman will be elected annually by the Board upon a recommendation by the Nominating and Corporate Governance Committee. With these changes, the position of lead independent director, previously filled by Mr. Gozon, was discontinued. Executive sessions of the independent directors continue to be held at every Board meeting (which sessions are not attended by management except upon invitation by the Chairman). While the Board believes these changes are appropriate, the Board may subsequently decide to change this leadership structure.

        The standing committees of the Board are the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Finance Committee and the Executive Committee. All members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent, as independence for such committee members is defined in the listing standards of the New York Stock Exchange and in our Independence Standards for Directors, which are posted on our website at www.triumphgroup.com under "Investor Relations—Corporate Governance."

        Our Board has adopted a charter for each of the standing committees, each of which is reviewed at least annually by the relevant committee. A copy of the charter of each standing Board committee is posted on our website at www.triumphgroup.com under "Investor Relations—Corporate Governance" and is available in print to any stockholder upon request.

Audit Committee

        The Audit Committee, currently consisting of Messrs. Drosdick, Gozon, Ms. Hickton and Messrs. Mansfield (Chair) and Silvestri, met eight times during the last fiscal year. The Audit Committee assists the Board in its oversight of the integrity of our financial statements, the operations and effectiveness of our internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function and the independent registered public accounting firm. The Audit Committee is also responsible for reviewing and approving all related person transactions in accordance with the Company's policy.

Compensation Committee

        The Compensation Committee, currently consisting of Messrs. Bourgon, Drosdick (Chair), Palmer and Simpson, met seven times during the last fiscal year. The Compensation Committee periodically reviews and evaluates the compensation of our officers and other members of senior management, administers the incentive plans under which the executive officers receive their compensation, establishes guidelines for compensation of other personnel and oversees our management development and succession plans.

        The Compensation Committee determines the compensation of the Chief Executive Officer. The Compensation Committee also reviews and approves the compensation proposed by the Chief Executive Officer to be awarded to Triumph's other executive officers, as well as certain key senior officers of each of Triumph's operating companies and divisions. The Chief Executive Officer generally attends Compensation Committee meetings, but does not attend executive sessions or any discussion of his own compensation. The Compensation Committee also considers the results of the most recent stockholder advisory vote on executive compensation in determining executive compensation. The Compensation Committee may delegate any of its responsibilities to one or more subcommittees consisting solely of one or more members of the Compensation Committee as it may deem appropriate, provided, that the Compensation Committee does not delegate any power or authority required by law, regulation or listing standard to be exercised by the Compensation Committee as a whole.

        For fiscal year 2016, the Compensation Committee engaged Semler Brossy Consulting Group LLC ("Semler Brossy"), a compensation consultant, whose selection and fees or charges were recommended and approved by the Compensation Committee, to assist the Compensation Committee and the Chief Executive Officer in assessing and modifying elements of our management compensation programs, providing directional recommendations for incentive design, reviewing select officer pay recommendations and assisting with the preparation of the Compensation Discussion and Analysis included in this proxy statement. Semler Brossy also assisted the Committee in developing pay arrangements for the President and Chief Executive Officer. Semler Brossy' s efforts, which are ongoing, had a material effect on the compensation of Mr. Daniel Crowley and Mr. Richard Ill for fiscal year 2016. There was no material effect on the compensation of the other named executive officers for fiscal year 2016.

Compensation Committee Interlocks and Insider Participation

        None of the members of the Compensation Committee is an officer or employee of us or any of our subsidiaries, nor have any of them ever been an officer or employee of the Company or any of our subsidiaries during the fiscal year ended March 31, 2016. None of our executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee, currently consisting of Messrs. Bourgon, Gozon (Chair), Ms. Hickton and Messrs. Mansfield and Simpson, met four times during the last fiscal year. The Nominating and Corporate Governance Committee assists the Board in identifying individuals qualified to become Board members, recommending the nominees for directors, developing and recommending our Corporate Governance Guidelines and overseeing the evaluation of the Board and management. In addition to these responsibilities, the Committee also advises the Board on non-employee director compensation matters. The Committee receives input from the Compensation Committee's independent compensation consultant, Semler Brossy, in evaluating non-employee director pay levels.

Finance Committee

        The Finance Committee, currently consisting of Messrs. Eberhart, Ill, Palmer (Chair) and Silvestri, met two times during the last fiscal year. The Finance Committee reviews our capital structure and policies, financial forecasts, operations and capital budgets, pension fund investments and employee savings plans and corporate insurance coverage as well as other financial matters deemed appropriate by the Board.

Executive Committee

        The Executive Committee, currently consisting of Messrs. Eberhart (Chair), Gozon and Ill, exercises the powers and duties of our Board of Directors between Board meetings and while our Board is not in session. The Executive Committee has the authority to exercise all powers and authority of our Board, except for certain matters such as the review and approval or disapproval of related party transactions, matters which cannot be delegated by the Board of Directors to a committee of the Board pursuant to the Delaware General Corporation Law, the rules and regulations of the New York Stock Exchange, our Certificate of Incorporation or our By-Laws and matters that are reserved for another committee of the Board. The Executive Committee did not meet during the last fiscal year.

Risk Oversight

        Our Board of Directors is responsible for consideration and oversight of risks facing Triumph. Acting as a whole and through its standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with senior management. In addition to such ongoing supervision, the Board has followed a practice of annually assessing the Company's strategic risks and opportunities as part of an extended Board meeting. The Audit Committee performs a central oversight role with respect to financial and compliance risks, and meets independently, outside the presence and without the participation of senior management, with our Director of Internal Audit and our independent accountants in conjunction with each regularly scheduled Board meeting. The Compensation Committee considers the risks of the Company's compensation programs in connection with the design of our compensation programs for senior corporate and company management. Semler Brossy did not participate in the 2016 compensation program risk review. In addition, the Finance Committee is responsible for assessing risks related to our capital structure, significant financial exposures, our risk management and major insurance programs and our employee retirement plan policies and performance and regularly evaluates financial risks associated with such programs.

Director Nominations

        As previously discussed, the Nominating and Corporate Governance Committee assists the Board in identifying individuals qualified to become Board members and recommends the director nominees for the next annual meeting of stockholders. The Nominating and Corporate Governance Committee will consider nominees for director recommended by stockholders in accordance with the following procedures. As a stockholder, you may recommend any person as a nominee for director for consideration by our Nominating and Corporate Governance Committee by submitting the name(s), completed and signed questionnaire(s) and written representation and agreement(s), supplemented and updated if necessary, for each named person in writing to John B. Wright, II, Secretary, Triumph Group, Inc., 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312. Recommendations should be received by no earlier than March 23, 2017 and no later than April 24, 2017 for the 2017 Annual Meeting and, as further described in the By-Laws, should be accompanied by:

  •
  the name and address of the nominating stockholder;

  •
  the class or series and number of shares of the Company beneficially held by the nominating stockholder;

  •
  the stock ownership interests, and any agreements or arrangements with respect to such ownership interests, of the Company beneficially held by the nominating stockholder, including the information required by Article II, Section 14(C)(1)(a)(ii) of the Amended and Restated By-Laws of the Company;

  •
  information regarding each nominee that would be required to be included in a proxy statement;

  •
  a description of any arrangements or understandings between and among the stockholder and each nominee during the past three years; and

  •
  the written consent of each nominee to serve as a director, if elected, and to be named in the proxy statement as a nominee.

        As set forth in our Corporate Governance Guidelines and the Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee has not established any specific minimum eligibility requirements for nominees, other than personal and professional integrity, dedication, commitment and, with respect to a majority of the Board, independence, or identified any specific qualities or skills necessary for directors to possess. However, when assessing a candidate's qualifications, the committee considers the candidate's experience, diversity, expertise, education, insight, judgment, skills, character, conflicts of interest and background. Within the limitations of the maximum number of the Board members deemed to be effective for the management of the Company, the committee seeks to ensure diversity among all of these criteria to provide the Board with the greatest practicable breadth of input. The committee seeks to implement these principles through consideration, on at least an annual basis, of the Board's composition and discussion with the Board of any identified criteria that the committee believes should be sought in considering candidates for membership. A consideration of the adequacy of the Board's composition is formally included in the Board's annual self-evaluation, and the adequacy of the process for identifying and recommending Board candidates is examined as part of the annual self-evaluation of the Nominating and Corporate Governance Committee. The committee does not have any specific process for identifying and evaluating nominees. The committee considers candidates proposed by directors, executive officers and stockholders, as well as those identified by third party search firms.

Communications with Directors

        Our Board of Directors provides a process for stockholders and interested parties to send communications to the Board. Stockholders and interested parties may communicate with any of our directors, any committee chair, the non-management directors as a group or the entire Board of Directors by writing to the director, committee chair, non-management directors or the Board in care of Triumph Group, Inc., Attention: Secretary, 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312. Communications received by the Secretary for any director or group of directors are forwarded directly to the director or group of directors. If the communication is addressed to the Chairman, the Board and no particular director is named, the communication will be forwarded, depending on the subject matter, to the Chairman, the appropriate committee chair, all non-management directors or all directors.

Director Compensation

        Non-employee directors receive a total annual cash retainer of $60,000 for their service as a Board member. Additional annual cash compensation is provided for committee Chair responsibilities per year. The Chairs of Board committees other than the Audit Committee and the Compensation Committee receive an additional $3,000 per year. The Chair of the Audit Committee, currently

Mr. Mansfield, receives an additional $5,000 per year. The Chair of the Compensation Committee, currently Mr. Drosdick, receives an additional $4,000 per year. The non-executive Chairman, currently Gen. Eberhart, receives an additional $65,000 per year for his service in that position. The directors do not receive an additional fee for meeting attendance. Mr. Ill did not receive separate compensation for his Board service while he was Chairman or President and Chief Executive Officer. Mr. Crowley did not receive separate compensation for his Board service while he was President and Chief Executive Officer.

        Non-employee directors receive an annual equity award in the form of deferred stock units with a grant date value of approximately $70,000. In their first year of service, new non-employee directors may receive an additional grant of a maximum of 5,000 shares. Each deferred stock unit represents the contingent right to receive one share of the Company's common stock. The deferred stock units vest over a three or four-year period and the shares of common stock underlying vested deferred stock units generally will be delivered on January 1 of the year following the year in which the non-employee director terminates service as a director of the Company.

        The following table summarizes compensation we paid to non-employee directors for their service during fiscal year 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Paul Bourgon	60,000	69,414	—	129,414
John G. Drosdick	64,000	69,414	—	133,414
Ralph E. Eberhart	125,000	69,414	—	194,414
Richard C. Gozon	63,000	69,414	—	132,414
Dawne S. Hickton	60,000	324,450	—	384,450
Richard C. Ill	35,000	35,760	—	70,760
William L. Mansfield	65,000	69,414	—	134,414
Adam J. Palmer	63,000	69,414	—	132,414
Joseph M. Silvestri	60,000	69,414	—	129,414
George Simpson	60,000	69,414	—	129,414

(1)
The "Stock Awards" column reflects the grant date fair value for all stock awards granted under the Amended and Restated Directors' Stock Incentive Plan during fiscal year 2016. These amounts are determined in accordance with Accounting Standards Codification 718, without regard to any estimate of forfeiture for service vesting. The weighted-average grant date fair value for stock awards granted during fiscal year 2016 was $60.23 per share.

(2)
No options have been awarded to non-employee directors since April 2005.

Audit Committee Report

        The Audit Committee of the Board of Directors consists of five independent directors and operates under a written charter adopted by the Board and reviewed annually by the committee and the Board. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting nor are they experts in the fields of auditing or accounting, including in respect of auditor independence. However, all committee members are financially literate. In addition, the Board has determined that each of Mr. Gozon, Ms. Hickton and Mr. Mansfield is an "audit committee financial expert" as defined under the rules of the SEC and that each member of the Audit Committee is independent as independence for audit committee members is defined in the listing standards of the New York Stock Exchange.

        Management is responsible for Triumph's internal control and the financial reporting process, including the presentation and integrity of our financial statements. Triumph's independent registered public accounting firm is responsible for, among other things, performing an independent audit of Triumph's financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB") and issuing a report thereon. Triumph's independent registered public accounting firm is responsible for auditing the effectiveness of Triumph's internal control over financial reporting and management's assessment thereof in accordance with standards of the PCAOB, and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes on behalf of the Board of Directors. The Audit Committee also selects and approves the compensation of our independent registered public accounting firm.

        In fiscal year 2016, the Audit Committee met and held private discussions with management, the independent registered public accounting firm and Triumph's internal auditors. In addition, the members of the Audit Committee reviewed (independently or collectively) Triumph's financial statements before such statements were filed with the SEC in Triumph's quarterly reports on Form 10-Q and annual report on Form 10-K and all press releases containing earnings reports. Management represented to the Audit Committee that Triumph's financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee reviewed and discussed the financial statements with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed under PCAOB standards.

        The Audit Committee has received the written disclosures and the letter from the Company's independent auditor required by applicable requirements of the PCAOB regarding the independent auditor's communications with the Audit Committee concerning independence and has had discussions with Ernst & Young LLP about its independence. The Audit Committee also considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining the independence of such independent auditor. Based on these discussions and disclosures, the Audit Committee concluded that Ernst & Young LLP is independent from Triumph and its management.

        Based on the Audit Committee's discussion with management and the independent registered public accounting firm and its review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board include the audited financial statements in Triumph's Annual Report on Form 10-K for the year ended March 31, 2016, filed with the SEC.

Audit Committee
William L. Mansfield (Chairman) John G. Drosdick Richard C. Gozon Dawne S. Hickton Joseph M. Silvestri

        This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except to the extent that Triumph specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

Certain Relationships and Related Transactions

Review and Approval of Transactions with Related Persons

        Our policy for the Review, Approval or Ratification of Transactions with Related Persons, which is in writing, requires approval or ratification by our Board of Directors or a committee delegated by the Board for any transaction in which the amount involved exceeds $120,000, Triumph or one of its subsidiaries is a participant and any "related person" (as such term is defined in Item 404 of Regulation S-K of the Securities Act) has a direct or indirect material interest (the "Policy"). The Policy and Triumph's Code of Business Conduct establish procedures for reporting of potential related person transactions under the Policy and potential conflicts of interest. Triumph's legal department determines whether reported transactions constitute a related person transaction requiring pre-approval.

        The Policy provides that the Board may delegate review and approval of a related person transaction to the Audit Committee (or another standing or ad hoc committee). In addition, if it is impractical to wait until the next Board or committee meeting to obtain approval of a related person transaction, the chair of the Audit Committee may approve the transaction, provided that the chair reports such approval at the next regularly scheduled Board meeting. If the transaction at issue relates to a member of the Board, that member may not participate in the review of such transaction. In approving or ratifying any transaction, the Board or the Audit Committee must determine that the transaction is fair and reasonable to the Company.

        If Triumph becomes aware of a related person transaction that was not pre-approved under the Policy, then the Board will review the matter and evaluate its options (including ratification, revision and termination of the transaction at issue).

Related Person Transactions

        Triumph is not aware of any transaction since April 1, 2015, or any currently proposed transaction, in which Triumph or one of its subsidiaries was or is to be a participant and the amount involved exceeds $120,000, and in which any related person has or will have a direct or indirect material interest.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

        This Compensation Discussion and Analysis (the "CD&A") provides detailed information about the compensation programs for the Company's current named executive officers (the "NEOs"). For our fiscal year 2016, which ended March 31, 2016, our NEOs are:

Named Executive Officer	Title
Daniel J. Crowley(1)	President and Chief Executive Officer
Richard C. Ill(1)	Former President and Chief Executive Officer
Jeffry D. Frisby(2)	Former President and Chief Executive Officer
Jeffrey L. McRae(3)	Former Senior Vice President and Chief Financial Officer
John B. Wright, II	Senior Vice President, General Counsel and Secretary
Thomas A. Quigley, III	Vice President and Controller

(1)
On December 29, 2015, Triumph announced that Daniel J. Crowley had been appointed as President and Chief Executive Officer and a member of the Board of Directors. Mr. Crowley assumed these roles on January 4, 2016. Richard C. Ill, who had served as President and Chief Executive Officer, remains as a member of the Board of the Directors of the Company.

(2)
On April 8, 2015, Triumph announced that Richard C. Ill had been appointed as President and Chief Executive Officer and that Jeffry D. Frisby had stepped down as President and Chief Executive Officer and as a member of the Board of Directors of the Company, effective April 7, 2015.

(3)
On April 4, 2016, the Company announced that Mr. McRae intended to resign as the Company's Senior Vice President and Chief Financial Officer following the filing of the Company's Annual Report on From 10-K for fiscal year 2016. Mr. McRae's last day with the Company was May 31, 2016.

Executive Summary

Company Performance Overview

        Fiscal year 2016 was a year of change for Triumph. At the beginning of the fiscal year on April 8, 2015, Richard C. Ill, stepped down as Chairman, to re-assume the role of President and Chief Executive Officer while the Board searched for a replacement for former President and Chief Executive Officer, Jeffry D. Frisby. The search was successful, and toward the end of fiscal year 2016, we welcomed Mr. Daniel J. Crowley as our new President and Chief Executive Officer. Mr. Crowley brings with him 32 years of strategic and operational expertise, much of it in the aerospace industry. Upon his arrival, Mr. Crowley led a comprehensive business diagnostic and the development of a transformation plan. Implementation of this plan is already underway in fiscal year 2017, with a focus on restructuring and streamlining the organization, placing more emphasis on key markets and customers, gaining economies of scale, strengthening management talent and providing clearer segment financial reporting.

        Financially, fiscal year 2016 was a disappointing year. We saw strong operating margins in the Aerospace Systems and Aftermarket Services segments. However, our operating results were impacted by several significant adjustments, including the 747 rate reduction, goodwill and trade name impairment and the Bombardier Global 7000/8000 program charges. Our sales declined slightly from fiscal year 2015 to fiscal year 2016 by 0.1% and net income fell by 539%, as shown below.

Net Sales (in billions)	Net Income (Loss) (in millions)

        During the course of fiscal year 2016, some of our successes and challenges included:

Successes	Challenges

• Our Aerospace Systems and Aftermarket segments sustained strong operating results.

•

Our overall fiscal 2016 financial results were disappointing, as significant charges and weak results from our Aerostructures segment greatly overshadowed the performance of our Aerospace Systems and Aftermarket segments.

• We successfully integrated the Gulfstream wing program acquired late in fiscal year 2015 and completed the acquisition of Fairchild Controls Corporation from Airbus.	• Organic sales for fiscal year 2016 decreased by ten percent primarily due to rate reductions on key Aerostructures programs.

• We strengthened our relationship with Airbus with new work and laid the groundwork for improved relationships with key customers.	• Net income for fiscal year 2016 was -$1,048.0 million or, -$21.29 earnings per diluted share.

• We made significant progress in establishing and implementing a comprehensive corporate supply chain integration initiative and began realizing attendant cost savings.

•

We took charges of approximately $1,555.1 million pre-tax in fiscal year 2016 related to restructurings, impairments and contract losses such as on our Bombardier Global 7000/8000 contracts and 747-8 contracts, impacting our net income and earnings per share ("EPS") results.

• We initiated and completed a search for a new CEO, culminating in the appointment of Mr. Crowley effective January 4, 2016.

•

Under Mr. Crowley's leadership, we completed a comprehensive review of the Company as planned, focusing on improving operational performance, identifying organic growth opportunities, assessing end-market attractiveness and improving our facility footprint and utilization.

•

The results of the comprehensive review led to the announcement at the beginning of fiscal year 2017 of the consolidation of six business units to four, the reduction in the number of operating companies and the launch of the Triumph Operating System.

•

We extended the maturity date of our existing $1.0 billion revolving credit facility and $337.5 million term loan to May 2021, and amended the facilities to reflect the fourth quarter changes and the restructuring costs to be recognized in fiscal year 2017 and 2018, providing the Company with liquidity and the flexibility to proceed with its transformation plans while remaining in compliance with its debt covenants.

Executive Compensation Overview

Leadership Transitions in Fiscal Year 2016

        On April 8, 2015, we announced that Richard C. Ill had been appointed as President and Chief Executive Officer and that Jeffry D. Frisby had stepped down as President and Chief Executive Officer and as a member of our Board of Directors, effective April 7, 2015. Concurrently, General Ralph E. Eberhart, a director of the Company since 2010, was named non-executive Chairman, and Mr. Ill stepped down from his executive Chairman position.

        On December 29, 2015, the Board appointed Daniel J. Crowley as President and Chief Executive Officer and as a member of the Board of Directors, effective January 4, 2016. Mr. Ill will continue to serve as a member of the Board of Directors.

        Mr. Crowley brings significant strategic and operational expertise to Triumph in the aerospace and defense industry, amassed over a 32-year career. He most recently served as President of two Raytheon Company business areas with multi-billion dollar revenues. Prior to Raytheon, Mr. Crowley served as Chief Operating Officer of Lockheed Martin Aeronautics after holding a series of increasingly responsible assignments across its space, electronics, and aeronautics sectors. Mr. Crowley has played key leadership roles in the development, production and deployment of some of the largest and most complex aerospace and defense products.

        On April 1, 2016, the Company entered into an employment agreement with Mr. Crowley. His initial compensation package consists of the following:

  •
  A base salary of $900,000;

  •
  An annual bonus for target performance set at 100% of base salary, but may be as high as 200% of base salary if maximum performance is achieved, or up to $1.8 million;

  •
  An annual long-term incentive award with a target grant date value of 250% of base salary with a maximum opportunity of 500% of base salary.

        Accordingly, the target compensation for Mr. Crowley for fiscal year 2017 is $4.050 million, with a potential maximum compensation of $6.525 million if certain maximum performance objectives are met.

        In addition to his annual, ongoing compensation, Mr. Crowley received two sign-on awards:

  •
  An inducement award consisting of 150,000 stock options and 50,000 shares of time-vesting restricted stock, in each case vesting in four equal annual installments over four years, and 50,000 shares of performance-based restricted stock, vesting in three equal installments on the second, third, and fourth anniversaries of January 4, 2016, which is the date on which Mr. Crowley commenced employment with the Company. Vesting of the performance-based restricted stock will be subject to a Compound Annual Total Stockholder Return ("TSR") Growth Rate equaling or exceeding 10%. This inducement award was intended to provide an immediate stake in the Company and focus Mr. Crowley on restoring shareholder wealth creation;

  •
  A "make-whole" award valued at $3.0 million consisting of 39,567 shares of time-vesting restricted stock and 39,567 shares of performance-based restricted stock, which are together intended to make Mr. Crowley whole for the loss of his supplemental executive retirement plan benefits with his former employer. The time-based and performance-based restricted stock vest in three equal installments on the fifth, sixth, and seventh anniversaries of January 4, 2016, subject in the case of the performance-based award to achievement of performance goals set forth below.

        The number of shares underlying each "make-whole" award segment that becomes earned will be based on the level of the Compound Annual TSR Growth Rate for such "make-whole" vesting period,

calculated in accordance with the following table. If the Compound Annual TSR Growth Rate equals a percentage in column A, the percentage of shares that are earned will equal the corresponding amount in column B. If the Compound Annual TSR Growth Rate falls between 11% and 14% but does not equal a percentage set forth in column A, the percentage of shares that are earned will be determined by linear interpolation between the two corresponding amounts in column B.

Column A Compound Annual TSR Growth Rate During Make-Whole Vesting Period	Column B Percentage of Shares Underlying Make-Whole Segment Earned

Below 11%	0
11%	25%
12%	50%
13%	75%
14%	100%
Above 14%	100%

Other Fiscal Year 2016 Compensation Highlights

  •
  Our fiscal year 2016 financial results were disappointing, due in significant part to proactive steps taken to reduce risk and invest in our future.

  •
  As a result, we missed both our annual cash bonus thresholds of $5.50 earnings per share and $100 million free cash flow. We also missed our adjusted return on net assets threshold of 15.8%.

  •
  NEOs did not earn an annual cash bonus or long-term incentive payouts.

  •
  The Compensation Committee approved additional time-based restricted stock grants to key members of management to further incentivize the efforts needed to improve the Company's financial and operational performance and retain those executives through the leadership transition. Such retention awards, which vest ratably over three years, were granted to each NEO other than the CEO.

Named Executive Officer	Number of Shares	Grant Date Fair Value
Jeffrey L. McRae	2,400	$161,568
John B. Wright, II	2,400	$161,568
Thomas A. Quigley, III	1,500	$100,980

Historical Pay and Performance Alignment

        The compensation of our CEO versus Company performance, as measured by TSR, EPS and adjusted RONA, has historically been aligned. Adjusted RONA is a performance measure based on return on net assets, adjusted for certain items that, upon consideration, the Compensation Committee believed to be inapplicable when compared to the Executive Incentive Plan's objectives ("adjusted RONA"). The chart below shows cumulative TSR, EPS, and adjusted RONA performance for the five-year period ended March 31, 2016 (as indexed to the beginning of the five-year period) compared with Mr. Ill's total direct compensation ("TDC") for fiscal year 2012, Mr. Frisby's TDC for fiscal year 2013 through fiscal year 2015, and Mr. Ill's TDC for fiscal year 2016. We asked Mr. Ill to step in on an interim basis and determined his compensation with reference to his last salary as Chief Executive Officer.

CEO TDC(1) vs. TSR and Incentive Performance Measures

(1)
Total direct compensation includes: salary, actual cash incentive award, and actual annual equity awards (as granted in April of the following year for respective year's performance), as derived from the Summary Compensation Table ("SCT"). The TDC shown excludes any changes in pension value and non-qualified deferred compensation earnings, and all other compensation in the SCT.

The Process for Setting Compensation

Objectives of Executive Compensation Programs

        Our executive compensation programs are intended to achieve several business objectives:

  •
  to help us recruit and retain executives with the talent required to successfully manage our business;

  •
  to motivate our executives to achieve our business objectives through programs that are highly performance-based;

  •
  to instill in our executives a long-term commitment to Triumph's success by providing elements of compensation that align their interests with those of our stockholders over multiple years;

  •
  to provide compensation that recognizes individual contributions as well as overall business results; and

  •
  to avoid or minimize the risks of incentivizing management behavior that is inconsistent with the interests of our stockholders.

Determining Executive Compensation: Process and Roles

Compensation Committee

        The Compensation Committee operates under a written charter approved by the Board and reviewed by the Compensation Committee annually. The charter provides that the Compensation Committee is accountable for: evaluating and approving executive compensation plans, policies and programs; considering matters relating to management evaluation, development and succession; and recommending individuals for appointment as officers.

        In structuring each element of compensation and the executive compensation package as a whole, the Compensation Committee strives to create incentives for management to act in accordance with the interests of our stockholders to drive long-term growth in the Company's equity value. The Committee also considers the risk that executive compensation may inadvertently influence management to make decisions that are not in the interests of the stockholders. In addition, in determining actual payouts based on the achievement of the pre-established performance metrics, the Compensation Committee assesses whether the proposed payments achieved the desired objectives or indicated that any aspect of the compensation program was incentivizing inappropriate results.

        For fiscal year 2016, the Compensation Committee determined CEO compensation; and the CEO developed executive compensation recommendations for the other NEOs. The Compensation Committee then considered and approved compensation for Mr. Ill and the other NEOs, taking into consideration the compensation factors described in this CD&A.

        In making its compensation decisions for fiscal year 2016, the Compensation Committee reviewed the results of the July 2015 annual meeting stockholder say-on-pay advisory vote, which was approved by approximately 97% of votes present at the meeting. Given this positive vote, the Compensation Committee determined that the Company's compensation practices did not require changes; however, the Committee engaged with its independent consultant to conduct an in depth review and assessment of the compensation programs and practices in place and made changes with respect to the fiscal year 2017 pay program (see section—Compensation Program Changes—for more details).

Independent Compensation Consultant to the Committee

        The Compensation Committee has the authority under its charter to retain independent consultants or advisors to assist it in gathering information and making decisions. The Compensation Committee has sought the advice of compensation consultants in the past to assist in developing appropriate incentives and in minimizing the risk that incentives will encourage inappropriate executive decisions and actions. In fiscal year 2016, the Compensation Committee approved the retention of Semler Brossy to identify potential program changes that would align with the Company's transformation priorities and stockholder value creation.

        During fiscal year 2016, Semler Brossy (1) provided guidance and advice on compensation matters in our search for a new President and Chief Executive Officer and the compensation package offered to Mr. Crowley; (2) analyzed the competitive levels of each element of compensation and total compensation for the NEOs relative to our peer group and industry trends; (3) provided input on annual and long-term incentive design, and (4) assisted in the preparation of this CD&A.

        The Compensation Committee has analyzed whether the work of Semler Brossy has raised any conflict of interest and has concluded that its work, including the individuals employed by Semler Brossy who provide consulting services to the Committee, has not created any conflict of interest. The Compensation Committee also considered and confirmed the independence of legal advisors retained during fiscal year 2016.

Management

        Management supports the Compensation Committee by making recommendations and providing analyses with respect to competitive pay practices and pay ranges, compensation and benefit plans, incentive goal setting, policies and procedures related to equity awards, perquisites, and general compensation and benefits philosophy. Senior human resources and legal executives attend Committee meetings to provide perspective and expertise relevant to the meeting agenda. Management does not recommend, determine, or participate in Committee discussions related to their individual compensation arrangements.

Use of Market Data and Competitive Market Positioning

Competitive Assessment

        The Compensation Committee reviews Company performance and authorizes the salaries, incentive opportunities and equity grants for the NEOs annually. As part of our engagement with Semler Brossy, we refreshed our approach to establishing compensation levels and mix. Historically, we have used competitive survey data available through the Towers Watson General Industry Executive Compensation Survey Report ("Towers Watson Survey Report"). Starting with fiscal year 2015, we also began monitoring compensation practices and pay levels for a peer group of comparable companies. To gain specific insight into industry compensation trends and individual company practices, we adopted a group of comparable peers in the Aerospace & Defense industry and adjacent industries in which Triumph may compete for talent, economic capital, or potential customers.

The Comparator Peer Group

        The peer group was adopted by the Compensation Committee based on recommendations by Semler Brossy with input from management. Selection criteria included:

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  Industry (Aerospace & Defense and adjacent industries in which Triumph may compete for either talent, economic capital or potential customers);

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  Comparability in size (as defined through revenue and market capitalization);

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  General business fit; and

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  Business complexity and scope of operations.

        The peer group companies will be reviewed periodically to assess their continued relevance to Triumph. We will also continue to monitor the Aerospace & Defense industry and adjacent industries to identify and consider other relevant potential peers for inclusion. For fiscal year 2016, the peer group as adopted by the Compensation Committee included the following 23 companies:

Peer Group

AAR Corp.	Hexcel Corp.	Roper Industries, Inc.
AMETEK, Inc.	Kaman Corp.	Spirit AeroSystems Holdings, Inc.
Applied Industrial Technologies, Inc.	L-3 Communications Holdings, Inc.	Teledyne Technologies, Inc.
Barnes Group Inc.	Moog, Inc.	Textron, Inc.
BE Aerospace, Inc.	Orbital ATK, Inc.(1)	TransDigm Group, Inc.
Crane Co.	Oshkosh Corp.	Valmont Industries, Inc.
Curtiss-Wright Corp.	Precision Castparts Corp.	Woodward, Inc.
Esterline Technologies Corp.	Rockwell Collins, Inc.

(1)
Orbital Sciences Corp. was removed from the peer group as a result of its merger with Alliant Techsystems on February 9, 2015 to form Orbital ATK, Inc.

General Industry Survey Data

        To supplement the peer group data, we also used the Towers Watson Survey Report as a secondary reference to ensure that the Company's compensation practices reflect broader industry practices and to match positions not available through the peer proxy review analysis. We reviewed specific parts of the database that provided compensation from companies with comparable size and scope to Triumph.

Executive Compensation Program Details

Best Practices in Executive Compensation Governance

        The following practices and policies ensure sound corporate governance practices and alignment of interests between stockholders and executives.

What We Do		What We Don't Do

✓	Pay for performance—For fiscal year 2016 a significant percentage of the total direct compensation package was performance-based and 100% of our annual LTI was performance-based.	x	Grant stock options with an exercise price less than the fair market value on date of grant.
✓	Establish sound performance goals—Performance goals for incentive plans are carefully developed and calibrated through a rigorous process that involves the Board.	x	Re-price or exchange stock options without stockholder approval.
✓

Maintain stock ownership guidelines—Expectations for ownership align executives' interests with those of our stockholders. Established guidelines for fiscal year 2016 were from 5x base salary for CEO and 1x-3x base salary for other executive officers. For fiscal year 2017 the guidelines for the CEO were increased to 6x base salary.

		x	Permit directors and executive officers to hedge Company securities.
✓	Use double-trigger vesting provisions—Vesting connected with a change in control requires qualifying termination of employment ("double-trigger" provision).
✓	Designate non-executive Chairman or lead independent director—Effective independent Board leadership and oversight of management.
✓

Engage an Independent Consultant—Compensation Committee engages an independent consultant to advise on executive compensation program and practices. Other than providing non-employee director compensation advice to the Nominating and Corporate Governance Committee, the consultant does not provide any other services to the Company.

Current Program Overview

        Our compensation strategy is to place a major portion of total executive compensation at risk in the form of annual incentives and long-term, stock-based compensation programs. This principle is demonstrated by our positioning relative to market and our highly performance-oriented annual incentive plan, which only provides competitive pay relative to our peers when performance is high. In addition, our long-term incentive structure, which is entirely performance-based, is a minority practice versus our peers who use less performance-based equity as part of their long-term incentive mix. The components of our current executive compensation program are:

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  annual salary;

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  annual cash bonus compensation;

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  long-term equity incentive compensation;

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  pension benefits and deferral of compensation;

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  perquisites; and

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  benefits generally available to all Triumph corporate employees.

        Each of these components is described separately below.

        In making decisions about compensation, the Compensation Committee closely reviews each separate component as well as the full compensation package provided to each executive officer, including the NEOs.

Pay Mix

        The actual annual bonus payout and long-term performance grants vary year-to-year with the Company's performance. At target, the Compensation Committee intends for a large portion of our executives' compensation to be performance-based and specifically, equity based to help align the interests of our executives with those of our investors.

        The figures below represent fiscal year 2016 pay mix and include: (1) 2016 base salary, (2) 2016 target annual incentives, and (3) target long-term incentives for 2016 performance (to be granted by June 2016 based on fiscal year 2016 adjusted RONA performance).

FY16 Compensation Mix at Target—CEO	FY16 Compensation Mix at Target—Average Other NEOs

Base Salaries

        We initially set base salary for an NEO by evaluating the responsibilities of the position and the experience of the individual. In doing so, we consider the competitive marketplace for executive talent. We determine annual salary adjustments by evaluating the performance of Triumph and of each NEO, taking into account changes in responsibilities. For fiscal year 2016 pay, the Compensation Committee conducted a deeper study of the competitiveness of our compensation levels and made careful considerations in more appropriately positioning pay in order to attract, retain and motivate talent throughout the organization, while being sensitive to the current performance environment.

        Fiscal year 2016 NEO base salaries were set as follows:

Named Executive Officer	Fiscal Year 2016 Salary(1)	Fiscal Year 2015 Salary(1)	Percent Change
Daniel J. Crowley	$900,000	$—	—
Richard C. Ill	$900,000	$400,000	125%
Jeffry D. Frisby	—	$825,000	—
Jeffrey L. McRae	$425,000	$400,000	6%
John B. Wright, II	$375,000	$335,000	12%
Thomas A. Quigley, III	$200,000	$185,000	8%

(1)
These salaries have been annualized.

        Mr. Ill stepped down from the position of executive Chairman (the position he held during fiscal year 2015) and became President and Chief Executive Officer on April 8, 2015, remaining in that role until January 4, 2016. Given the change in position and significant increase in his responsibilities, and based on his salary when he last held these positions the Committee approved an annual base salary of $900,000. Messrs. McRae, Wright, and Quigley received 6%, 12%, and 8% increases, respectively.

Annual Cash Bonus Compensation

  Fiscal Year 2016 Annual Cash Bonus Plan

        The annual cash bonus plan was approved by our stockholders for purposes of Section 162(m) of the Internal Revenue Code (the "Code") at the 2013 annual meeting of stockholders. In accordance with the plan, the Compensation Committee establishes target incentive awards as a percentage of salary for each NEO and an earnings per share and free cash flow performance goals.

        We strongly believe in a pay-for-performance philosophy and thus provide a significant portion of our NEOs' total compensation through incentive opportunities. The incentive opportunities are meant to provide our executives with the potential for high reward only if our performance objectives are met or exceeded. Target bonus opportunities are set as a percent of each NEO's base salary, with the opportunity to earn up to 200% if challenging maximum goals are achieved or to zero out if minimum threshold goals are not reached. No one executive officer can receive an annual cash bonus payout in excess of $3.0 million in any fiscal year.

        The annual cash bonus award target percentages were established by the Compensation Committee for Messrs. Ill and McRae. The Chief Executive Officer provides the Compensation Committee with recommendations for the other NEOs, and based on the recommendations of the CEO, the Committee considers and approves such officers' compensation. These target bonus amounts consider each executive's compensation level and are meant to appropriately balance fixed compensation and compensation at risk, taking into consideration the position's significance and the executive's record of performance against Company objectives.

        Similar to base salary increases, the Compensation Committee carefully considered the results of the competitive benchmarking in setting target opportunities for fiscal year 2016, which were as follows:

Named Executive Officer	Fiscal Year 2016 Target Bonus (as % of Salary)	Fiscal Year 2015 Target Bonus (as % of Salary)
Daniel J. Crowley(1)	—	—
Richard C. Ill	100%	—
Jeffry D. Frisby	—	80%
Jeffrey L. McRae	60%	60%
John B. Wright, II	50%	50%
Thomas A. Quigley, III	50%	50%

(1)
Pursuant to the employment agreement with Mr. Crowley, entered into on April 1, 2016, Mr. Crowley's opportunity to participate in the Company's annual bonus program for executives begins with fiscal year 2017.

        All NEO targets remained unchanged from fiscal year 2015.

        For fiscal year 2016, our cash bonus opportunities for our NEOs were dependent on Company EPS and free cash flow performance. Our annual cash bonus plan is tied to our annual business plan, which is developed at the business unit, group and corporate levels in a formal process taking place over several months beginning generally in the third fiscal quarter of the prior fiscal year. The business plan is then reviewed and approved by our Board of Directors in the first month of the fiscal year. Our business plan for fiscal year 2016 was developed beginning in the late fall of 2014, but due to the change in the CEO position in April 2015, the business plan for fiscal year 2016 was not finalized and approved by the Board of Directors until June 2015.

        For fiscal year 2016, the Compensation Committee established a target performance goal of EPS of $5.75, a threshold performance goal of $5.50, and an overachievement performance goal of $5.95 (as depicted below). For free cash flow, the Committee established a target performance goal of $150 million, a threshold performance goal of $100 million, and an overachievement performance goal of $200 million (as depicted below).

FY 2016 EPS Performance	FY 2016 Free Cash Flow Performance ($MM)

        Notwithstanding the Company's failure to achieve such threshold levels of performance, the Compensation Committee determined to recognize the efforts of and the need to retain certain senior executives identified by Mr. Crowley to be key members of the Company's senior leadership team going forward. Accordingly, on the recommendation of Mr. Crowley, with input from Mr. Ill, the Compensation Committee approved discretionary bonuses for NEOs of the Company (other than Mr. Crowley) as follows:

Named Executive Officer	Amount of Fiscal Year 2016 Discretionary Bonus
Jeffrey L. McRae(1)	$212,500
John B. Wright, II	$150,000
Thomas A. Quigley, III	$60,000

(1)
On April 4, 2016, the Company announced that Mr. McRae intended to resign as the Company's Senior Vice President and Chief Financial Officer following the filing of the Company's Annual Report on From 10-K for fiscal year 2016. Mr. McRae's last day with the Company was May 31, 2016. The bonus paid to Mr. McRae was paid in conjunction with his separation agreement with the Company.

        In addition, the Compensation Committee separately reviewed Mr. Ill's performance against the objectives established for him early in fiscal year 2016 and approved a discretionary bonus in the amount of $300,000 in recognition of his efforts.

Long-Term Incentive Compensation

        We award stock options and restricted stock to executive officers and other management employees to align management's interest with that of stockholders. Under the 2013 Equity and Cash Incentive Plan, the Compensation Committee can grant stock options and restricted stock awards to our executive officers as well as to other employees. The Committee determines the size of any grant made to our CEO and approves the amounts of the grants made to the other NEOs based upon the CEO's recommendations. In the event of poor corporate performance in the prior fiscal year, the Compensation Committee may elect not to make equity awards.

  Fiscal Year 2016 Long-Term Incentive Compensation

        In September 2010, our Board of Directors adopted the Executive Incentive Plan (the "Executive Incentive Plan"), which is designed to promote the achievement of the Company's business objectives by those senior executives (including the NEOs) who are most responsible for Company strategy, achievement of synergies from the acquisition of Vought, improvement of operations and future acquisitions. The performance metrics are related to the business objectives, but are different from the annual cash bonus objectives. Participation in the Executive Incentive Plan is limited to senior executives of the Company who are designated as eligible; eligibility is determined by the Compensation Committee within 90 days after the beginning of each plan year.

        Under the stockholder approved Executive Incentive Plan in effect through fiscal year 2016, award periods are three years. This includes a one-year performance window as the first year of the period. In accordance with section 162(m) of the Code, the Compensation Committee establishes target incentive awards and performance goals under the Executive Incentive Plan. At the end of each one-year performance period, the Committee determines each participant's earned incentive award, if any, based on the attainment of the set goals during the performance period.

        Similar to the annual incentive process, the Committee sets target long-term incentive ("LTI") opportunities for our NEOs. Given the results of our 2013-2014 benchmarking analysis, the Committee put greater weight on the long-term incentive opportunity to focus management towards the overall sustained performance of the Company. The Committee sets target LTI opportunities for our NEOs as a percentage of base salary. After carefully considering the results of the competitive benchmarking, the Committee approved the following target LTI opportunities for fiscal year 2016:

Named Executive Officer	Target LTI (as % of Salary)
Daniel J. Crowley(1)	—
Richard C. Ill	100%
Jeffry D. Frisby	—
Jeffrey L. McRae	80%
John B. Wright, II	60%
Thomas A. Quigley, III	50%

(1)
Pursuant to the employment agreement with Mr. Crowley, entered into on April 1, 2016, Mr. Crowley's opportunity to participate in the Company's LTI program for executives begins with fiscal year 2017.

        For all NEOs, long-term incentive awards were structured as follows: incentive awards may be earned based on a one-year performance period at a target level (the established performance goals are met at the 100% level), threshold level (the established performance goals are met such that 50% of the target incentive award is earned) and overachievement level (the established performance goals are exceeded such that 200% of the target incentive award is earned). Performance between the threshold, target and overachievement performance levels will result in awards adjusted in amount so as to be in linear proportion to the difference between the achieved performance level and the established performance levels. No award will be earned under the Executive Incentive Plan if the threshold is not met during the one year performance period, and no award shall be earned that exceeds 200% of the target incentive award.

Performance vs. Adjusted RONA Goal	Earned Payout
Below Threshold	0%
At Threshold	50%
At Target	100%
At Maximum	200%

        The value of earned incentive awards is divided between:

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  an earned cash award, equal to 30% of the value of the earned incentive award; and

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  an earned stock award, equal to 70% of the value of the earned incentive award.

        Earned awards consist of a stock award made under the 2013 Equity and Cash Incentive Plan, which will be subject to forfeiture and transfer restrictions through the end of the three-year performance period, and the earned cash award that will not be paid until the end of the three-year award period. Consistent with the objective of incentivizing performance over a longer term, one-third of each earned incentive award (both cash and stock components) is subject to forfeiture if the threshold performance is not maintained, on average, over the entire three-year award period (the initial one-year performance period plus the two subsequent years).

        For the fiscal year 2016 awards under the Executive Incentive Plan approved in April 2015, the Compensation Committee continued to employ adjusted RONA as the performance measure. the Committee believed to be inapplicable when compared to the Executive Incentive Plan's objectives ("adjusted RONA"). The Committee established a target performance goal of adjusted RONA of

16.5%, a threshold performance goal of 15.8%, and an overachievement performance goal of 17.2% (as depicted below).

FY 2016 RONA Performance

        In April 2016, the Compensation Committee determined that, subject to the full Board's approval of our financial results for fiscal year 2016, Triumph had achieved adjusted RONA of –47.7% using the performance measure established by the Compensation Committee; thus no restricted stock or restricted cash awards were earned for fiscal year 2016.

Compensation Program Changes for Fiscal 2017

        In fiscal year 2016, the Compensation Committee engaged Semler Brossy to conduct a review to identify potential program changes that would align with the Company's transformation priorities and stockholder value creation. The assessment focused primarily on understanding the needs of the different stockholders and the interplay between the evolving business priorities and pay design. The assessment addressed the following:

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  Is the level of risk/reward and entrepreneurial spirit in the system still appropriate?

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  Are today's performance metrics the right measures of success to reinforce the desired behaviors?

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  What, if any, changes are needed to the calibration of performance measures going forward?

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  Is the current mix of long-term incentives competitive?

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  Does the use of equity compensation stretch far enough into the organization to be effective?

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  Are overall compensation levels competitive, assisting in attracting and retaining the right executive talent?

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  Is the overall mix of compensation competitive and appropriate for Triumph's future priorities?

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  Is there the proper level of pay and performance alignment versus peers?

        The findings from this study indicated that compensation levels would need to be increased to ensure compelling offers to those executives the Company needs to attract from outside to support its growth and to reflect the Company's larger size, which has increased the scope of certain key leadership roles internally. Likewise, steps needed to be taken to address gaps in market positioning versus market median for the highest priority roles and highest potential individuals whose retention is essential to the implementation of the transformation plan. The review also identified several potential areas for change within our current compensation programs and practices to better drive alignment with stockholders and focus management on key strategic objectives. These changes included:

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  Add additional non-financial strategic and operational metrics to the corporate plan to complement EPS and free cash flow;

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  Revise the current long-term incentive plan mix and extend equity further into the organization; and

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  Provide increased alignment of target performance levels with target compensation.

        At the same time, with the implementation of the corporate transformation plan, we expect to reduce the number of executives and senior managers in certain roles and offset increases in individual compensation levels in whole or in part.

        Based on these findings and through discussions between the Compensation Committee, management, and Semler Brossy, the Compensation Committee voted to make several changes to the fiscal year 2017 compensation program structure. The changes are outlined in the next section.

Forward Looking Changes to Compensation Programs

        The changes to fiscal year 2017's compensation program structure are outlined in the table below.

Changed from...	Changed to...

• Annual cash bonus based 70% on EPS and 30% on free cash flow	• Annual cash bonus based 60% on operating income, 30% on free cash flow, and 10% on strategic measures focused on customer priorities and transformation objectives

• Two long-term incentive programs	• One long-term incentive program with two vehicles (performance-based restricted shares and time-based restricted shares)

• Long-term incentives based solely on one-year adjusted RONA performance	• Long-term incentives based equally on three-year cumulative EPS performance and three-year cumulative adjusted RONA performance

• Long-term incentives based on one-year performance periods	• Long-term incentives based on three-year performance periods

• Long-term incentives divided into 30% cash award and 70% stock award	• Long-term incentives paid out 100% as stock award

Pension Benefits

        We have a split dollar life insurance program and supplemental executive retirement plan under which certain of our executive officers participate. Benefits are payable upon normal retirement, which is age 65. Early retirement benefits are available with an actuarial reduction for early commencement. The pension benefits, which are described in more detail beginning on page 41 of this proxy statement, are intended to provide competitive retirement benefits to our executives when considered in conjunction with the other retirement benefits we offer.

Deferred Compensation

        We offer all of our executives the opportunity to defer all or any part of their bonus for any year, to be paid out over the following two years. Further information about the deferred compensation plan is set forth on page 42 of this proxy statement. We believe that the deferred compensation is consistent with competitive practices in our industry.

Perquisites

        We provide certain of our NEOs with other benefits, reflected in the All Other Compensation column in the Summary Compensation Table on page 37 of this proxy statement. We believe the additional benefits are reasonable, competitive and consistent with Triumph's overall executive compensation program. We believe that these benefits generally allow our executives to work more efficiently and in the case of the tax preparation and counseling services, help them to optimize the value received from the compensation and benefit programs offered. The costs of these benefits constitute only a small percentage of each executive's total compensation. Included among the benefits are personal use of the Company plane (valued based on the incremental cost to Triumph for fuel, landing fees and other variable costs of operating the airplane, but not including fixed costs that do not change based on usage, such as pilots' salaries, depreciation of the purchase cost of the aircraft and the cost of general maintenance), payment of club dues for Mr. Ill, tax preparation for Mr. Ill and reimbursement of fees for financial planning services and certain legal fees for Mr. Crowley. See "All Other Compensation" in the Summary Compensation Table on page 37 of this proxy statement for a description of the value of the perquisites paid to the NEOs in fiscal year 2016.

Other Compensation Matters

Employment Agreements

        Effective April 1, 2016, Triumph entered into an employment agreement with Daniel J. Crowley, the Company's President and Chief Executive Officer and a member of the Board of Directors. The employment agreement, which has a four-year term, memorializes the terms of employment approved by the Board on December 28, 2015 in connection with Mr. Crowley's hire. The employment agreement provides for an annual base salary of no less than $900,000, an annual target bonus opportunity of 100% of base salary (with a maximum opportunity of 200% of base salary), an annual long-term incentive award with a target grant date value of 250% of base salary (with a maximum opportunity of 500% of base salary), and relocation benefits, not to exceed $500,000, in connection with Mr. Crowley's relocation to the Philadelphia metropolitan area. The Company will reimburse Mr. Crowley for up to $15,000 in fees paid by Mr. Crowley for financial planning services per calendar year during the employment period, and will reimburse Mr. Crowley for his legal fees incurred in the negotiation and execution of the employment agreement, up to $15,000.

        Pursuant to the employment agreement, the Company on April 1, 2016 granted Mr. Crowley a set of initial equity compensation awards consisting of 150,000 stock options and 50,000 shares of time-vesting restricted stock, in each case vesting in four equal annual installments over four years, and 50,000 shares of performance-based restricted stock, vesting in three equal installments on the second, third, and fourth anniversaries of January 4, 2016 (the "Start Date"), which is the date on which Mr. Crowley commenced employment with the Company, subject to achievement of performance goals set forth in the award agreement. Additionally, the Company granted Mr. Crowley "make-whole awards" comprised of a time-vesting restricted stock award and a performance-based restricted stock award, each of 39,567 shares, which are together intended to make Mr. Crowley whole for the loss of his supplemental executive retirement plan benefits with his former employer. These awards vest ratably on the fifth, sixth, and seventh anniversaries of the Start Date, subject in the case of the performance-based award to achievement of performance goals set forth in the award agreement. Pursuant to the employment agreement, upon a termination of Mr. Crowley's employment by the Company without cause or by Mr. Crowley for good reason, Mr. Crowley would receive, subject to his execution of a release of claims in a form reasonably satisfactory to the Company, cash severance equal to two times the sum of the base salary and target bonus, reimbursement of medical insurance premiums for up to 18 months, full vesting of the initial awards of 150,000 stock options and 50,000 time-vesting restricted shares, prorated vesting of the make-whole awards and, only if the termination of employment occurs within two years following a change in control, full accelerated vesting of the initial award of 50,000 performance-based restricted shares and all outstanding annual long-term incentive awards, with performance goals generally deemed to be achieved at target for this purpose. The employment agreement also contains various restrictive covenants applicable to Mr. Crowley, including non-competition and employee and customer non-solicitation restrictions that apply for one year following a termination of Mr. Crowley's employment for any reason.

        In June 2007, the Compensation Committee determined that it would be appropriate to provide employment agreements to the executive officers effective only upon the occurrence of a change in control of Triumph and a loss of employment, i.e., a "double trigger." The prospect of a change in control, such as a possible acquisition by another company, causes executives two problems: the executives may be distracted by the need to obtain employment elsewhere; and their personal interest may be at cross purposes with the stockholders' interest in realizing maximum share value. The executives should have a reasonable level of incentive to consummate the deal. A reasonable level of incentive means they have the security to know that there will be sufficient compensation to cover an extended period of seeking comparable jobs in the event that the acquirer terminates their employment. At the time we believed that the change in control employment agreements afford the executive a reasonable level of incentive to consummate the deal, and Triumph accordingly entered into the agreements with Messrs. Ill, Frisby and Wright on March 7, 2008. Mr. Frisby's agreement was effectively terminated by the terms of his separation letter agreement dated April 7, 2015. Further information about the agreements and the benefits offered by Triumph upon consummation of a change in control can be found beginning on page 42 of this proxy statement. Although Triumph continues to believe in the value of change in control employment agreements, it elected not to enter into a change in control employment agreement with Mr. McRae upon his election as Senior Vice President and Chief Financial Officer in February 2014 or with Mr. Quigley upon his election as Vice President and Controller in November 2012.

        Since the change in control employment agreements do not become effective until a change in control takes place, the executives with change in control employment agreements continue to serve at the will of the Board. This allows Triumph to terminate their employment with discretion as to the terms of any severance arrangement except upon the occurrence of a change in control. We believe these agreements recognize the executives' legitimate concern that a transaction in Triumph's long-term interest may necessitate their loss of employment while preserving for Triumph the flexibility to retain senior management in the absence of such a transaction.

        Jeffry D. Frisby stepped down as President and Chief Executive Officer and as a member of the Board, effective April 7, 2015 (the "Separation Date"). In connection with Mr. Frisby's departure, the Company and Mr. Frisby entered into a separation letter agreement, pursuant to which the Company will pay Mr. Frisby cash severance in the form of continuation of his base salary, at the annual rate in effect as of the Separation Date, through the second anniversary of the Separation Date. The separation letter agreement contains various restrictive covenants applicable to Mr. Frisby, including a noncompetition restriction, and includes a mutual nondisparagement provision and a mutual release of claims.

Stock Ownership Guidelines

        In July 2013, the Board of Directors amended the stock ownership guidelines, originally adopted in July 2007, for non-employee directors. Non-employee directors are expected to hold shares of Triumph common stock, including shares covered by deferred stock units granted under Triumph's Directors' Equity Incentive Plan, with a value equal to three times the amount of the annual cash retainer paid to non-employee directors. Non-employee directors are required to achieve the guideline within three years of joining the Board. All of the directors are in compliance with the stock ownership guidelines.

        In April 2016, the Board of Directors amended the stock ownership guidelines, initially adopted in June 2007, prescribing minimum levels of Triumph stock ownership our senior executives are expected to meet. The ownership target is expressed as a multiple of base salary. As amended, there are four tiers within senior management covered by the guidelines. For the Chief Executive Officer, the multiple is six. For the Chief Financial Officer, the multiple is three. For other executive officers and members of senior management, the multiple is two. For corporate vice presidents and company presidents, the multiple is one. An executive is required to achieve the guideline within five years of assuming a position subject to the guidelines, assuming a new position subject to a higher level of ownership or the date of any applicable increase in the guidelines approved by the Board of Directors. In addition, common stock acquired at the time of earning and vesting, and/or lapse of forfeiture restrictions for restricted share and restricted stock unit awards under the Company's equity incentive plans shall be subject to an additional requirement that 50% of such shares, on an after-tax basis, shall be held by the executive for a period of two years after acquisition. All of the current executive officers named in the Summary Compensation Table meet the guidelines, except for Mr. Quigley, who was appointed Vice President and Controller during fiscal year 2013 and Mr. Crowley, who joined the Company in January 2016. These two executives have two and five years, respectively, remaining under the guidelines to meet the required ownership level.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee
John G. Drosdick (Chairman) Paul Bourgon Adam J. Palmer George Simpson

        This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that Triumph specifically incorporates this information by reference, shall not otherwise be deemed filed under the Securities Act and the Exchange Act and shall not be deemed soliciting material.

Executive Compensation Tables

Summary Compensation Table

        The following table summarizes the total compensation paid to our NEOs for each of the last three fiscal years ended March 31, 2016. There is further information about our NEOs in the 2016 Annual Report on Form 10-K enclosed with this proxy statement, and we incorporate that information into this proxy statement by reference.

Name and Principal Position	Year	Salary ($)	Bonus ($)(6)	Stock Awards ($)(7)	Non-equity Incentive Plan Compensation $(8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(9)	All Other Compensation ($)(10)	Total ($)

Daniel J. Crowley	2016	225,000	—	—	—	—	17,872	242,872
President and Chief Executive Officer(1)

Richard C. Ill	2016	712,997	300,000	—	—	51,149	51,984	1,116,130
Former President	2015	400,000	—	—	—	95,115	176,027	671,142
and Chief Executive	2014	400,000	—	—	—	(76,715)	840,555	1,163,840
Officer(2)

Jeffry D. Frisby	2016	—	—	—	—	(537,246)	1,266,382	729,136
Former President	2015	825,000	—	—	—	56,209	365,588	1,246,797
and Chief Executive	2014	750,000	100,000	—	—	(28,104)	321,509	1,143,405
Officer(3)

Jeffrey L. McRae	2016	418,750	212,500	161,568	—	—	8,998	801,816
Former Senior Vice	2015	400,000	—	—	—	—	302,441	702,441
President and Chief Financial Officer(4)	2014	297,633	80,000	—	—	—	107,384	485,017

John B. Wright, II	2016	365,000	150,000	161,568	—	—	189,391	865,959
Senior Vice President,	2015	335,000	100,000	—	—	—	82,048	517,048
General Counsel	2014	304,200	50,000	—	—	—	119,285	473,485
and Secretary(5)

Thomas A. Quigley, III	2016	196,250	60,000	100,980	—	—	7,568	364,798
Vice President and	2015	185,000	—	—	—	—	8,763	193,763
Controller	2014	173,000	50,000	—	—	—	9,594	232,594

(1)
Mr. Crowley was appointed President and Chief Executive Officer effective January 4, 2016. Pursuant to the employment agreement with Mr. Crowley, entered into on April 1, 2016, Mr. Crowley's opportunity to participate in the Company's annual bonus program for executives begins with fiscal year 2017.

(2)
Mr. Ill was elected President and Chief Executive Officer effective April 8, 2015. He served in the role until January 4, 2016. From July 2012 until April 8, 2015, he served as executive Chairman.

(3)
Mr. Frisby stepped down as President and Chief Executive Officer effective April 8, 2015.

(4)
On April 4, 2016, the Company announced that Mr. McRae intended to resign as the Company's Senior Vice President and Chief Financial Officer following the filing of the Company's Annual Report on From 10-K for fiscal year 2016. Mr. McRae's last day with the Company was May 31, 2016.

(5)
Mr. Wright was awarded a discretionary bonus during fiscal year 2015 in connection with the settlement of the litigation with Eaton Corporation.

(6)
Represents a discretionary cash bonus awarded by the Compensation Committee.

(7)
The "Stock Awards" column reflects the grant date fair value for all restricted stock awards made under the 2004 Stock Incentive Plan for awards earned under the Executive Incentive Plan for the fiscal years identified above. These amounts are determined in accordance with Accounting Standards Codification 718 without regard to any estimate of forfeiture for service vesting. The "Stock Awards" column has been restated for each fiscal year to provide the value of the award earned for each such fiscal year. In each of the fiscal years identified above, each named executive officer, other than Mr. Quigley, also received a restricted cash award equal to 30% of the value of the Executive Incentive Plan award earned. Such restricted cash award is subject to the same forfeiture restrictions as the restricted stock awards.

(8)
Represents cash bonuses earned for the fiscal year identified under Triumph's annual cash bonus plan for executive officers.

(9)
Represents changes in value under our Supplemental Executive Retirement Plan (the "SERP") and the split dollar life insurance program (the "Split Dollar Program"). See "Pension Benefits" beginning on page 41 of this proxy statement for additional information, including the present value assumptions used in this calculation.

(10)
All Other Compensation includes (i) settling, upon lapse of all forfeiture restrictions, of restricted cash awards earned in prior fiscal years (for all NEOs other than Messrs. Crowley and Quigley); (ii) Triumph's match for contributions to the 401(k) plan; (iii) income imputed to the executive officer under Triumph's group term life insurance policy; (iv) for Mr. Ill, income imputed to the executive officers for the death benefit portion of the Split Dollar Program; (v) for Messrs. Crowley and Mr. Ill, personal use of Triumph's airplane; (vi) for Mr. Ill, payment of club dues; (vii) for Mr. Ill, tax preparation allowance; (viii) for Mr. Crowley, financial planning services and (ix) for Mr. Frisby, severance payments. The table below sets forth the restricted cash awards that were paid in the specified fiscal years.

Named Executive Officer	Fiscal Year	Settled Restricted Cash Award Paid	Grant Years for which Awards Were Settled(b)
Daniel J. Crowley(a)	2016	—	—
Richard C. Ill	2016	$72,000	2013
	2015	$132,007	2012
	2014	$792,000	2011
Jeffry D. Frisby(c)	2016	—	—
	2015	$336,017	2012
	2014	$288,000	2011
Jeffrey L. McRae(d)	2016	—	—
	2015	$64,275	2012
	2014	$93,600	2011
John B. Wright, II	2016	—	—
	2015	$69,843	2012
	2014	$108,000	2011
Thomas A. Quigley, III	2016	—	—
	2015	—	—
	2014	—	—

(a)
Pursuant to the employment agreement with Mr. Crowley, entered into on April 1, 2016, Mr. Crowley's opportunity to participate in the Company's annual bonus program for executives begins with fiscal year 2017.

(b)
Represents the year(s) in which the incentive award opportunity was first granted.

(c)
Mr. Frisby stepped down as President and Chief Executive Officer effective April 8, 2015.

(d)
On April 4, 2016, the Company announced that Mr. McRae intended to resign as the Company's Senior Vice President and Chief Financial Officer following the filing of the Company's Annual Report on From 10-K for fiscal year 2016. Mr. McRae's last day with the Company was May 31, 2016.

Grants of Plan-Based Awards

        The following table lists, for each of the executive officers named in the Summary Compensation Table, information about plan-based awards granted during fiscal year 2016.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)(1)(2)
Name	Grant Date	Target	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Daniel J. Crowley	—	—	—	—
Richard C. Ill	6/24/2015	—	—	—
Jeffry D. Frisby(3)	—	—	—	—
Jeffrey L. McRae(4)	6/24/2015	—	—	—
John B. Wright, II	6/24/2015	—	—	—
Thomas A. Quigley, III	6/24/2015	—	—	—

(1)
Effective June 24, 2015, the Compensation Committee awarded an incentive performance-based award to our executive officers payable, if achieved, in shares of restricted stock and a restricted cash payment. Pursuant to the awards, the recipient would receive restricted stock and restricted cash valued at a specified percentage of such recipient's base salary, with 70% of the value of the award paid in restricted stock and 30% of the value of the award paid in restricted cash. In order to receive the restricted stock and restricted cash in the case of Mr. Quigley, Triumph must have achieved earnings per share (as determined by the Compensation Committee) of at least $5.75 for the fiscal year ended March 31, 2016. In order to receive the restricted stock and restricted cash in the case of Messrs. Ill, McRae, and Wright, Triumph must have achieved a return on net assets (as calculated under the terms of the plan) of at least 15.8% for the fiscal year ended March 31, 2016. If the incentive award performance metrics are attained, the restricted stock would be issued in fiscal year 2017, subject to vesting, and the award would vest in full in June 2018 in the case of Messrs. Ill, McRae and Wright and in June 2019 in the case of Mr. Quigley and be released to the recipient, provided that such recipient remains employed by Triumph or one of its affiliates through the payment date.

(2)
Subsequent to March 31, 2016, the Compensation Committee determined that Triumph had not attained the performance objectives for fiscal year 2016. Accordingly no incentive award payouts were made.

(3)
Mr. Frisby stepped down as President and Chief Executive Officer effective April 8, 2015.

(4)
On April 4, 2016, the Company announced that Mr. McRae intended to resign as the Company's Senior Vice President and Chief Financial Officer following the filing of the Company's Annual Report on From 10-K for fiscal year 2016. Mr. McRae's last day with the Company was May 31, 2016.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards at March 31, 2016.

Name	Option Awards							Stock Awards

	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise	Option Grant	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights Not

	Exercisable	Unexercisable	Price ($)	Date	Date	(#)(1)	Vested ($)	Vested (#)	Vested ($)

Daniel J. Crowley	—	—	—	—	—	—	—	—	—

Richard C. Ill	—	—	—	—	—	—	—	—	—

Jeffry D. Frisby(2)	—	—	—	—	—	—	—	—	—

Jeffrey L. McRae(3)	—	—	—	—	—	2,400	75,552	—	—

John B. Wright, II	—	—	—	—	—	2,400	75,552	—	—

Thomas A. Quigley, III	—	—	—	—	—	1,500	47,220	—	—

(1)
Represents restricted stock awards granted on June 24, 2015 to vest ratably on the first three anniversaries of the grant date.

(2)
Mr. Frisby stepped down as President and Chief Executive Officer effective April 8, 2015.

(3)
On April 4, 2016, the Company announced that Mr. McRae intended to resign as the Company's Senior Vice President and Chief Financial Officer following the filing of the Company's Annual Report on From 10-K for fiscal year 2016. Mr. McRae's last day with the Company was May 31, 2016.

Option Exercises and Stock Vested

        The following table sets forth information concerning option exercises and stock vested during the fiscal year ended March 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel J. Crowley	—	—	—	—
Richard C. Ill	—	—	3,860	230,172
Jeffry D. Frisby(1)	—	—	19,825	585,865
Jeffrey L. McRae(2)	—	—	1,879	112,045
John B. Wright, II	—	—	2,042	121,765
Thomas A. Quigley, III	—	—	—	—

(1)
Mr. Frisby stepped down as President and Chief Executive Officer effective April 8, 2015.

(2)
On April 4, 2016, the Company announced that Mr. McRae intended to resign as the Company's Senior Vice President and Chief Financial Officer following the filing of the Company's Annual Report on From 10-K for fiscal year 2016. Mr. McRae's last day with the Company was May 31, 2016.

Pension Benefits

        The following table sets forth information concerning pension benefits of the executive officers for fiscal year 2016.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Richard C. Ill	SERP	23.0	3,233,371	—
	Split Dollar	23.0	1,654,550	—
Jeffry D. Frisby	SERP	19.0	—	436,146
	Split Dollar	19.0	56,042	—

(1)
Present values were calculated for the SERP using the following actuarial assumptions: Discount Rate—as of March 31, 2016, a discount rate of 3.75% prior to age 65 and 1.78% after age 65; as of March 31, 2015, a discount rate of 3.78% prior to age 65 and 1.94% after age 65; as of March 31, 2014, a discount rate of 4.32% prior to age 65 and 2.73% after age 65; for Mr. Ill the Mortality Table used for 2016, 2015 and 2014, was the 1994 Group Annuity Mortality table projected to 2002 and blended 50% Male and 50% Female (Unisex table used for lump sum option under the plan); for Mr. Frisby, the Mortality Table was the table required for minimum lump sums under IRC 417(e). Present values were calculated for the Split Dollar Plan using the following actuarial assumptions: Discount Rate—as of March 31, 2016, a discount rate of 3.75% both prior to and after age 65; as of March 31, 2015, a discount rate of 3.78% both prior to and after age 65; and as of March 31, 2014, a discount rate of 4.32% both prior to and after age 65. Mortality for 2016 was the RP-2014 White Collar and Healthy Annuitant Mortality Tables backed down to 2006 using MP-2014 without adjustment and projected with Mortality Improvement Scale MP-2015; Mortality for 2015 was the RP-2014 Healthy Mortality Table backed down to 2006 using MP-2014 without adjustment, and then projected generationally from 2006 using Scale BB-2D unadjusted; for 2014, the RP 2000 Mortality Table projected as required by the IRS for minimum funding calculations was used. Note: Mr. Ill's SERP Present Value was calculated as the greater of the current Lump Sum Value or the Lump Sum Value as of April 1, 2009.

        The total benefits expected to be provided by the Split Dollar program and SERPs are as follows:

	Total Death Benefit	Annual Payment from Split Dollar	Annual Payment from a SERP	Total Annual Payment
Richard C. Ill	$3,605,150	$139,097	$221,418	$360,515
Jeffry D. Frisby	$44,010	$4,401	$—	$4,401

        During 2011, the Split Dollar benefits for Mr. Frisby were restructured. One of his policies was reassigned back to the Company, with the other policy being frozen with no further premium payments, reducing his Split Dollar benefit to $4,401. In addition, an unfunded supplemental executive retirement plan was adopted for Mr. Frisby to provide for the benefits lost due to the restructuring of the Split Dollar benefits. The unfunded supplemental retirement plan provides for a lump sum distribution six months following severance from service. Mr. Frisby received his supplemental retirement plan lump sum benefit of $434,146 on November 1, 2015. The lump sum is calculated using the mortality and interest rates for minimum lump sums under IRC 417(e).

        For Mr. Ill, the SERP allows for a lump sum distribution based on the 10 year Treasury bond rate as of the date of retirement, provided that an irrevocable election was made at least 12 months prior to termination. Mr. Ill has made an election that, upon retirement, he will receive his SERP benefit in the form of a lump sum. If Mr. Ill were to have retired on March 31, 2016, he would have received an annual benefit of $139,097 under the Split Dollar program and a lump sum payment of $3,233,371 under the SERP.

Nonqualified Deferred Compensation

        We offer all of our executives the opportunity to defer all or any part of their bonus for any year. During the deferral period, the deferred amounts are credited interest at the 10 year U.S. Treasury rate plus 2%. During fiscal year 2016, this interest rate was 4.12%. The amount is payable at the executive's option, at any time in the future prior to 6 years post retirement in one to five year annual increments, except that, if the executive dies, the aggregate balance deferred at the time of his death is payable to his beneficiaries.

        Of our NEOs, only Jeffrey L. McRae had nonqualified deferred compensation in 2016. The following table sets forth the information concerning his nonqualified deferred compensation.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Jeffrey L. McRae(1)	—	—	15,415	—	389,573

(1)
On April 4, 2016, the Company announced that Mr. McRae intended to resign as the Company's Senior Vice President and Chief Financial Officer following the filing of the Company's Annual Report on From 10-K for fiscal year 2016. Mr. McRae's last day with the Company was May 31, 2016.

Potential Payments upon Termination or Change of Control

        As of March 31, 2016, our executive officers did not have employment agreements with Triumph. The information below describes and quantifies compensation that would become payable under existing arrangements in the event of termination of such executive officer's employment under several different circumstances. The amounts shown assume that such termination was effective as of March 31, 2016, and thus include amounts earned through such time and are estimates of the amounts that would be paid to the executive officers upon their termination. The actual amounts to be paid can only be determined at the time of such executive officer's separation from Triumph.

        Severance.    In addition to the items described below, payments and benefits provided on a non-discriminatory basis to salaried employees generally and in the event of a change of control as discussed below, the Compensation Committee or the independent directors of the Board may authorize additional severance benefits, although they are not obligated to do so.

        Pension Benefits.    A description of the Split Dollar Life Insurance Program and the SERP, in which Mr. Ill participates, including each of their vested benefits under the programs, is included on page 41 of this proxy statement. Messrs. Crowley, McRae, Wright and Quigley do not participate in either the SERP or the Split Dollar program. Neither the SERPs nor the Split Dollar Program are available on a non-discriminatory basis to salaried employees generally.

        Executive Incentive Plan.    The Board of Directors adopted the Executive Incentive Plan on September 28, 2010. If a participating executive terminates his or her employment with the Company prior to the payment date for an incentive award, other than in the event of death, disability, or retirement, or if a participating executive's employment is terminated by the Company for any reason during the three-year award period, then the incentive award for such award period will be forfeited. In addition, if employment is terminated by the Company for "cause" (as defined in the Executive Incentive Plan) after the end of an award period but before the incentive award is paid, such award will also be forfeited. An executive whose employment terminates because of death, disability, or retirement after the end of the one-year performance period but before the end of the three-year award period will be entitled to payment of an incentive award at the same time, on the same terms, and subject to the same conditions, as if he or she had remained employed by the Company through the end of the award period. In the event of a change in control (as defined in the Executive Incentive Plan), payment of incentive awards will be accelerated to the date of the change in control.

        Change of Control Employment Agreements.    We entered into change of control employment agreements with each of Messrs. Ill, Frisby and Wright on March 7, 2008. Mr. Frisby's agreement was effectively terminated by the terms of his separation letter agreement dated April 7, 2015. Under the agreements, both of these executives will become entitled to additional payments and benefits if his employment is terminated under certain conditions within two years (three years in the case of Mr. Ill) following a change of control of Triumph. For the purposes of the agreements, a change of control means one of the following events:

  •
  a person, entity or group becomes beneficial owner of 20% or more of our common stock or voting securities;

  •
  there is generally a change in a majority of the our Board of Directors;

  •
  certain corporate reorganizations occur unless stockholders receive 50% or more of the voting securities of the surviving entity, at least a majority of the Board of Directors of the surviving entity were incumbent members of our Board and no person who did not own stock prior to the corporate reorganization becomes a 20% or more holder of the surviving entity; or

  •
  the stockholders approve a liquidation or dissolution of the Company.

        The principal provisions of the change of control employment agreements will only become effective upon the occurrence of a change of control or if the executive's employment is terminated in connection with or in anticipation of a change of control. Under the agreements, each executive's employment with Triumph will continue for two years (three years in the case of Mr. Ill) from the date of the change of control (the "Employment Period"). During the Employment Period, the executive will continue in the position he held prior to the change of control and receive generally a monthly base salary at least equal to the highest monthly base salary paid to the executive by Triumph during the year prior to the change of control, an annual bonus in cash at least equal to the highest annual bonus paid to the executive for any of the three fiscal years prior to the change of control (the "Recent Annual Bonus") and incentive, savings, welfare benefit, fringe benefit and retirement plan participation at least equal to those provided to him prior to the change of control.

        The change of control employment agreements provide that if, during the Employment Period, the executive's employment is terminated by Triumph or the company resulting from a business combination other than for cause, death or disability, or is terminated by the executive for good reason (each as defined in the agreements), he will receive, in a lump sum payment, his then current base salary through the date of termination (to the extent not paid), his bonus for the immediately preceding fiscal year if such bonus has been determined but not paid, his accrued but unpaid vacation pay, his unreimbursed business expenses and an amount representing certain severance benefits. The severance benefits under the agreements will consist of:

  •
  a pro-rated bonus for the year in which the date of termination occurs, based on the higher of the Recent Annual Bonus and the executive's annual bonus for the last fiscal year (such higher amount, the "Highest Annual Bonus");

  •
  an amount equal to two times (three times in the case of Mr. Ill) (a) the executive's annual base salary plus (b) the Highest Annual Bonus; and

  •
  a payment equal to Triumph's contributions under Triumph's qualified and supplemental defined contribution plans that the executive would have received if he had continued to be employed for two years (three years in the case of Mr. Ill) after the date of termination.

        The executive will also receive health and other welfare benefits for two years (three years in the case of Mr. Ill) at equal levels of coverage.

        The change of control employment agreements will also provide that if the executive's employment is terminated by Triumph for cause, death or disability, or is terminated by the executive without good reason, such executive will receive his then current base salary through the date of termination, together with all compensation and benefits to which he is entitled under Triumph's benefit plans for periods preceding the date of termination. In addition, if the executive's employment terminates as a result of death or disability, the executive (or his beneficiaries) will receive death or disability benefits, as applicable, a pro-rated bonus for the year in which the date of termination occurs based on the Highest Annual Bonus and his bonus for the immediately preceding fiscal year if such bonus has been determined but not paid, his accrued and unpaid vacation pay and his unreimbursed business expenses. If an executive voluntarily terminates his employment without good reason, he will also receive a pro-rated bonus for the year in which the date of termination occurs based on the Highest Annual Bonus and accrued and unpaid vacation pay and his unreimbursed business expenses.

        Payments upon termination are subject to a six month delay if necessary to avoid additional tax under section 409A of the Code. If a payment is delayed due to section 409A, such payment will earn interest at the applicable federal rate.

        The agreements further provide that if any payment or benefit to an executive, whether pursuant to the agreements or otherwise, is subject to the excise tax imposed by the Code on "excess parachute payments," then an additional payment will be made to such executive so that the amount he receives on a net basis will be the same amount that he would have received absent the applicability of the excise tax. However, to the extent the payment or benefit does not exceed 110% of the specified statutory threshold amount giving rise to excise tax, then no additional payment will be paid and the compensation under the change of control employment agreement will be reduced below such statutory threshold.

        Pursuant to the change of control employment agreements, each executive has agreed to keep confidential all secret or confidential information of Triumph obtained by the executive over the course of his employment.

        Assuming a change in control and termination of employment on March 31, 2016, estimated cash severance payments under Mr. Crowley's employment agreement and Messrs. Ill's and Wright's change in control agreements (including continued health and welfare benefits and outplacement services but excluding the value of equity awards) would be approximately: Mr. Crowley—$3.62 million, Mr. Ill—$3.65 million; and Mr. Wright—$1.11 million. Mr. Frisby's agreement was effectively terminated by the terms of his separation letter agreement dated April 7, 2015. None of the NEOs would have received any excise tax gross-up benefits if a change in control had occurred on March 31, 2016.

        Accrued Pay and Regular Retirement Benefits.    In addition to the benefits described above, the executive officers are also entitled to certain payments and benefits upon termination of employment that are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. These include:

  •
  accrued salary and vacation pay;

  •
  life insurance benefits; and

  •
  distributions of plan balances under Triumph's 401(k) plan.

        Similarly, except as described above, upon termination of employment, an executive officer's options and restricted stock awards are subject to the terms applicable to all recipients of such awards under Triumph's applicable plans. We are not obligated to provide any special accelerated vesting of executive officers' options or restricted stock awards.

        Other than items described above, payments and benefits provided on a non-discriminatory basis to salaried employees generally and the change of control context, discussed below, the Compensation Committee or the Board may authorize additional severance benefits, although they are not obligated to do so.

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes certain information with respect to our compensation plans and individual compensation arrangements under which our equity securities have been authorized for issuance as of the fiscal year ended March 31, 2016:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	4,950,900
Equity compensation plans not approved by security holders	—	—	—

Total	—	—	4,950,900

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

        As of May 23, 2016, the following nominees for director, named executive officers, all directors and executive officers as a group, and 5% beneficial owners, were known to us to be beneficial owners (as defined in regulations issued by the SEC) of the outstanding common stock shown below.

        A person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from May 23, 2016 upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by that person (but not those held by any other person) and that are exercisable within 60 days from May 23, 2016 have been exercised.

        Unless otherwise indicated, the address of each person identified is c/o 899 Cassatt Road, Suite 210, Berwyn, Pennsylvania 19312.

        Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

        The percent of total shares outstanding is based upon 49,521,405 outstanding shares of common stock as of May 23, 2016.

Name	Number	Percent of Total Shares Outstanding
Daniel J. Crowley(1)	339,567	*
Richard C. Ill(1)	442,104	*
Jeffrey L. McRae(1)(2)	11,787	*
John B. Wright, II(1)	52,400	*
Thomas A. Quigley, III(1)(3)	1,671	*
Paul Bourgon(4)	1,400	*
Ralph E. Eberhart(4)	0	*
Richard C. Gozon(4)(5)	143,190	*
Dawne S. Hickton(4)	5,000	*
Adam J. Palmer(5)	25,000	*
Joseph M. Silvestri(4)(6)	128,100	*
George Simpson(4)	12,000	*
John G. Drosdick(4)	15,000	*
William L. Mansfield(4)	0	*
Atlantic Investment Management, Inc.(7)	2,949,039	6.0%
BlackRock, Inc.(8)	4,605,357	9.3%
The Vanguard Group, Inc.(9)	3,281,069	6.6%
All executive officers and directors as a group (19 persons)(4)	1,230,176	2.5%

*
Less than one percent.

(1)
Includes 89,567 shares of restricted common stock owned by Mr. Crowley, 2,400 shares of restricted common stock owned by each of Mr. McRae and Mr. Wright, and 1,500 shares of restricted stock owned by Mr. Quigley.

(2)
On April 4, 2016, the Company announced that Mr. McRae intended to resign as the Company's Senior Vice President and Chief Financial Officer following the filing of the Company's Annual Report on From 10-K for fiscal year 2016. Mr. McRae's last day with the Company was May 31, 2016.

(3)
Includes 171 shares of common stock purchased by Mr. Quigley through the Company's Employee Stock Purchase Plan.

(4)
The beneficial ownership in this table does not include any deferred stock units ("DSUs") issued to the non-employee directors under the non-employee director compensation plan. As of May 23, 2016, an aggregate of 87,350 DSUs have been issued and are held by the current non-employee directors as follows:

Name	Number of DSUs
Mr. Bourgon	13,275
Mr. Drosdick	8,125
Gen. Eberhart	10,075
Mr. Gozon	12,675
Ms. Hickton	5,000
Mr. Ill	1,000
Mr. Mansfield	8,125
Mr. Palmer	3,125
Mr. Silvestri	13,275
Mr. Simpson	12,675

  If such deferred stock units were fully vested as of May 23, 2016, the number of shares held by all executive officers and directors as a group would have been 1,264,569 shares representing 2.6% of the total shares outstanding.

(5)
Mr. Gozon disclaims beneficial ownership of 8,000 shares of common stock which he gifted to, and is beneficially owned by, The Richard C. and Francella A. Gozon Family Trust, part of the Vanguard Charitable Endowment Program.

(6)
Mr. Silvestri disclaims beneficial ownership of 16,000 shares of common stock beneficially owned by trusts or other entities for which he or his spouse serves as officer or trustee.

(7)
Information is based on a Schedule 13D/A filed by Atlantic Investment Management, Inc. on June 2, 2016. The Schedule 13D/A reports that on May 30, 2016, Atlantic Investment Management, Inc. had sole voting power and sole dispositive power over 2,949,039 shares, which include (i) 306,621 shares beneficially owned by AJR International Master Fund, Ltd., (ii) 1,870,547 shares beneficially owned by Cambrian Master Fund, Ltd., (iii) 391,938 shares beneficially owned by Cambrian Global Master Fund, Ltd., and (iv) 409,893 shares held in one or more other accounts for which Atlantic Investment Management, Inc. serves as the investment advisor. The address of Atlantic Investment Management, Inc. is 666 Fifth Avenue, New York, NY 10103.

(8)
Information is based on a Schedule 13G/A filed by BlackRock, Inc. on February 10, 2016. The Schedule 13G/A reports that on December 31, 2015, BlackRock, Inc. had sole voting power over 4,402,622 shares and sole dispositive power over 4,605,357 shares. The address of BlackRock, Inc., is 55 East 52nd Street, New York, NY 10022.

(9)
Information is based on Schedule 13G/A filed by The Vanguard Group, Inc. on February 10, 2016. The Schedule 13G/A reports that on December 31, 2015, The Vanguard Group, Inc. had sole voting power over 35,760 shares, sole dispositive power over 3,245,471 shares and shared dispositive power over 35,598 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, officers (including a person performing a principal policy-making function) and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, officers and greater than 10% holders are required by SEC regulations to furnish us with copies of all of the Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us and the representations made by the reporting persons to us, we believe that during the fiscal year ended March 31, 2016, our directors, officers and greater than 10% holders complied with all filing requirements under Section 16(a) of the Exchange Act.

STOCKHOLDER PROPOSALS—2017 ANNUAL MEETING

        Proposals of stockholders intended to be presented at the annual meeting of stockholders in 2017 must be received by February 10, 2017 to be considered for inclusion in our proxy statement and form of proxy relating to that meeting. If any stockholder wishes to present a proposal to the 2017 annual meeting of stockholders that is not included in our proxy statement for that meeting, such stockholder must submit that proposal to the Secretary of Triumph no earlier than March 23, 2017 and no later than April 24, 2017. If the stockholder fails to do so, then we will be allowed to use our discretionary voting authority when the proposal is raised at the annual meeting, without any discussion of the matter in our proxy statement. Stockholder proposals should be directed to the Secretary, at our address set forth on the first page of this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS

        Certain stockholders who share the same address may receive only one copy of the Notice, this proxy statement and our 2016 Annual Report to Stockholders in accordance with a notice delivered earlier this year from such stockholders' bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as "householding," is designed to reduce printing and postage costs. Stockholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Notice and, if applicable, the proxy statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting us by telephone at (610) 251-1000 or in writing at 899 Cassatt Road, Suite 210, Berwyn, PA 19312, Attention: Secretary. Stockholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

ANNUAL REPORT ON FORM 10-K

        We will promptly provide without charge to each person solicited by this proxy statement, on the written request of any such person, a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, including financial statements and the schedules thereto. Such written and any oral requests should be directed to Triumph Group, Inc. at 899 Cassatt Road, Suite 210, Berwyn, PA 19312, Attention: Secretary, (610) 251-1000.

By order of the Board of Directors, John B. Wright, II

June 10, 2016

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. TRIUMPH GROUP, INC. 899 Cassatt Road, Suite 210 Berwyn, PA 19312 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees Paul Bourgon For 0 0 0 0 0 0 0 0 0 0 Against 0 0 0 0 0 0 0 0 0 0 Abstain 0 0 0 0 0 0 0 0 0 0 01 The Board of Directors recommends you vote FOR proposals 2 and 3. For 0 Against 0 Abstain 0 02 Daniel J. Crowley 2 To approve, by advisory vote, the compensation paid to our named executive officers for fiscal year 2016. 03 John G. Drosdick 0 0 0 04 Ralph E. Eberhart 3 To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2017. 05 Richard C. Gozon 06 Dawne S. Hickton NOTE: At their discretion, the named proxies are authorized to consider and vote upon other business as may properly come before the meeting or any postponements or adjournments thereof. 07 Richard C. Ill 08 William L. Mansfield 09 Adam J. Palmer 10 Joseph M. Silvestri Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000294983_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K and Annual Report are available at www.proxyvote.com TRIUMPH GROUP, INC. Annual Meeting of Stockholders July 21, 2016, 9:00 AM EDT This proxy is solicited by the Board of Directors The undersigned hereby appoints Daniel J. Crowley and John B. Wright, II as proxies, each with the power to act without the other and with the power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Triumph Group, Inc. standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the company to be held on July 21, 2016, and at any and all postponements or adjournments thereof. If no direction is given with respect to proposals 1, 2 and 3, the proxies will vote FOR proposals 1, 2, and 3 and will vote in their discretion on such matters that may properly come before the meeting and at any postponement and adjournment of such meeting. Continued and to be signed on reverse side 0000294983_2 R1.0.1.25